Exhibit 2.1

1 OCTOBER 2013

AGREEMENT

ON THE SALE AND TRANSFER OF ALL OF THE SHARES IN

ATT ADVANCED TEMPERATURE TEST SYSTEMS GMBH

STRICTLY PRIVATE AND CONFIDENTIAL

EXHIBITS

Exhibit (B)	Shareholders’ list of the Company

Exhibit 1.1(i)	Red data room report dated 25 September 2013

Exhibit 1.1(ii)	Sample calculation of the Effective Date Cash

Exhibit 1.1(iii)	Sample calculation of the Effective Date Financial Debt

Exhibit 1.1(iv)	Sample calculation of the Effective Date Net Working Capital

Exhibit 2.7.3	Agreement regarding the termination of the Profit and Loss Pooling Agreement

Exhibit 2.7.4	Intercompany Loan Agreements

Exhibit 2.7.6	Intercompany Settlement Agreement

Exhibit 3.4	CSCD Share Transfer Agreement

Exhibit 4.2.1(a)	Resignation letters and termination agreements relating to the managing directors of the Seller, Mr Eibl and Mr Kindler

Exhibit 4.2.1(b)	Termination agreement relating to the consultancy agreement between the Seller and Semotec GmbH

Exhibit 4.2.1(c)	Management service agreements between the Company and Mr Eibl and Mr Kindler

Exhibit 4.2.1(d)	Consultancy agreement between the Company and Semotec GmbH

Exhibit 4.2.1(e)	Release declarations by (i) Bayerische Hypo- und Vereinsbank AG and (ii) Par Sieben GmbH

Exhibit 4.2.1(f)	Intellectual Property assignment agreement

Exhibit 4.2.4	Closing Memorandum

Exhibit 7.1	Seller’s Warranties

Exhibit 8.3	Agreement on re-transfer of CSCD Shares

Exhibit 11.1	Buyer’s Warranties

Exhibit 13.1	Indemnity Events

THIS AGREEMENT (the “Agreement”) is dated 1 October 2013 and made

BY AND BETWEEN:

(1)	ATT Holding GmbH, a limited liability company incorporated in Germany, registered with the commercial register of the local court of Munich under registration number HRB 168861 with its registered office address at Fraunhofer Straße 11, 82152 Martinsried, Germany

- “Seller” -

(2)	Cascade Microtech GmbH, a limited liability company incorporated in Germany, registered with the commercial register of the local court of Dresden under registration number HRB 3021, with its registered office address at Süss Straße 1, 01561 Thiendorf, Germany

- “Buyer” -

(3)	Brockhaus Private Equity II Verwaltungs GmbH, a limited liability company incorporated in Germany, registered with the commercial register of the local court of Frankfurt/Main under registration number HRB 78000, with its registered office address at Myliusstraße 30, 60323 Frankfurt/Main, Germany

- “Brockhaus” -

(4)	Cascade Microtech, Inc., a publicly traded corporation incorporated under the laws of the State of Oregon, USA, with its place of business at 9100 SW Gemini Drive, Beaverton, Oregon 97008, USA

- “CSCD” -

The companies listed in no. (1) to (4) above are also referred to collectively as the “Parties” and each as a “Party”.

PREAMBLE

(A)	The Seller is the sole legal owner of all issued shares in ATT Advanced Temperature Test Systems GmbH, a limited liability company incorporated in Germany, registered with the commercial register of the local court of Munich under registration number HRB 140119, with its registered office address at Fraunhofer Straße 11, 82152 Martinsried, Germany (the “Company”).

(B)	The fully paid up share capital of the Company is EUR 250,000.00. According to the Company’s most recent shareholders’ list dated 23 September 2013 held by the commercial register, attached to this deed for evidential purposes as Exhibit (B), the Seller holds the entire share capital in the Company, divided into six (6) shares, four (4) shares with a nominal amount each of EUR 12,500.00 and two (2) shares with a nominal amount each of EUR 100,000.00 (the “Shares”).

(C)	As at the date of this Agreement, the Company is active in and carries on the business of developing, producing, trading and distributing temperature test systems for the semiconductor industry, in particular thermal chuck systems for wafer probers, and components as well as equipment relating thereto (the “Business”).

(D)	The Company and the Seller entered into a control and profit and loss pooling agreement (Beherrschungs- und Gewinnabführungsvertrag) on 14 November 2007 (the “Profit and Loss Pooling Agreement”).

(E)	CSCD is in the business of designing, developing and manufacturing advanced wafer probing and test solutions for the electrical measurement of high performance chips for the semiconductor industry. CSCD is the sole shareholder of the Buyer.

(F)	The Seller has agreed to sell and transfer all of the issued shares in the Company to the Buyer and the Buyer has agreed to buy and accept the transfer of those shares on and subject to the terms of this Agreement.

(G)	Brockhaus has agreed to guarantee certain obligations of the Seller under this Agreement and CSCD has agreed to guarantee the obligations of the Buyer under this Agreement.

NOW IT IS AGREED as follows:

1.	DEFINED TERMS AND INTERPRETATION

1.1	Definitions

In this Agreement the following expressions shall have the following meanings:

“Affiliate” has the meaning set out in §§ 15 et seq. of the German Stock Corporation Act (Aktiengesetz) (verbundene Unternehmen);

“Agreement” means this agreement (including its Exhibits and Schedules) and all the terms contained in it;

“Applicable Law” means, with respect to any person, any law, decree, statute, rule, ordinance, regulation, order, writ, injunction, directive, judgment, and other pronouncements having the effect of law or regulation in Germany, the European Union or any member state thereof, or any other country, jurisdiction, region, city or other political subdivision of any of the foregoing, in each case applicable to such person;

“Base Price” has the meaning given to it in Section 3.1.1;

“Breach” has the meaning given to it in Section 8.1;

“Business” has the meaning given to it in Preamble (C);

“Business Day” means a day (other than a Saturday, Sunday or legal holiday in Bavaria, Germany, or Oregon, USA) when banks are open for business in Frankfurt am Main, Germany;

“Buyer’s Account” has the meaning given to it in Section 18.2;

“Buyer’s Warranties” means the statements set out in Exhibit 11.1;

“Cash Purchase Price” has the meaning given to it in Section 3.2;

“Civil Code” means the German Civil Code (Bürgerliches Gesetzbuch (BGB));

“Civil Procedure Code” means the German Civil Procedure Code (Zivilprozessordnung (ZPO));

“Claim” has the meaning given to it in Section 9.1;

“Closing” means the performance of the actions set out in Section 4.2;

“Closing Date” has the meaning given to it in Section 4.1;

“Closing Memorandum” has the meaning given to it in Section 4.2.4;

“Closing Statement” means a statement to be prepared in accordance with Section 5 of each of the (i) Effective Date Financial Debt; (ii) Effective Date Cash; and (iii) Effective Date Net Working Capital, (iv) the Purchase Price Adjustment (if any) and (v) the Unpaid Transaction Expenses;

“Commercial Code” means the German Commercial Code (Handelsgesetzbuch (HGB));

“Company” has the meaning given to it in Preamble (A);

“Company Intellectual Property” means, collectively, any and all Intellectual Property developed or created by or on behalf of, exploited by, held for exploitation by, owned (in whole or in part), purported to be owned (in whole or in part) by or licensed to the Company;

“Competent Authority” means (i) any person (whether autonomous or not) having legal and/or regulatory authority; (ii) any court of law or tribunal in any jurisdiction; and (iii) any authority competent to impose any Taxation;

“Confidential Business Information” has the meaning given to it in clause 7.7 of Exhibit 7.1;

“Confidentiality Agreement” means the non-disclosure agreement entered into between the Seller, CSCD and the Company dated 27 March/11 April 2013;

“Contest” has the meaning given to it in Section 10.6;

“CSCD Loan Agreement” has the meaning given to it in Section 6.4;

“CSCD Shares” has the meaning given to it in Section 3.2.2;

“CSCD Share Average Closing Price” means, as of a given date, the average closing price for CSCD shares on the NASDAQ Global Market during the forty-five (45) trading days immediately preceding and including such date;

“CSCD Share Transfer Agreement” means the agreement set out in Exhibit 3.4;

“Current Fiscal Year” has the meaning given to it in Section 2.7.1;

“Deferred Amount” means EUR 751,880.00 (in words: seven hundred fifty-one thousand eight hundred eighty Euros);

“Deferred Payment Date” has the meaning given to it in Section 6.2;

“Deferred Purchase Price Payment” has the meaning given to it in Section 6.1;

“Disclosed” in relation to any matter means accurately and fairly disclosed (i) in this Agreement or the Exhibits thereto, (ii) in the electronic data room provided by DRooms between 19 August and 27 September 2013, (iii) by way of physical disclosure to advisors of the Buyer in the offices of Brockhaus on 28/29 August 2013 to such extent these matters are contained in the red data room report issued by CMS Hasche Sigle on 25 September 2013, a copy of which is attached hereto for evidential purposes as Exhibit 1.1(i), ((i) through (iii) each with sufficient details on the face of such disclosure for a reasonably experienced buyer in a manner and in such detail that the risks inherent in such matter could be identified by applying the standard of care of a reasonable businessman (Sorgfalt eines ordentlichen Geschäftsmannes) without needing to consider or request any other information or documents) and “Disclosure” shall be construed accordingly;

“Dispute” has the meaning given to it in Section 32.2;

“Disputed Sum” has the meaning given to it in Section 5.6.4;

“Employees” means all of the employees, including part-time workers, of the Company;

“Effective Date” means 2 October 2013, 0:00 hours;

“Effective Date Cash” means the aggregate, as at the Effective Date, of (i) the cash and cash equivalents of the Company; (ii) any marketable securities held by the Company, and (iii) any tax receivables of the Company; Exhibit 1.1(ii) shows a sample calculation of the Effective Date Cash;

“Effective Date Financial Debt” means the aggregate, as at the Effective Date, of all liabilities in the nature of borrowings from third parties and interest accrued thereon (but excluding, for the avoidance of doubt, amounts owing to trade creditors arising in the ordinary course of business), receivables sold or discounted otherwise than on a non-recourse basis (if and to the extent that due to such measure cash or cash equivalents of the Company were increased, it being however understood that the Company has not borrowed against the receivables sold under a factoring agreement), Tax liabilities or obligations of any kind, all foreign exchange contracts and all derivative instruments (including, without limitation, any interest or currency protection, hedging or financial future transactions), finance leases (except for car leases) and any guarantee, counter-indemnity, letter of credit, indemnity or similar assurance against the financial loss of any person (including all costs and expenses payable on prepayment or repayment) and any deferred or contingent consideration payable by the Company in connection with the acquisition of any share capital, business, asset or undertaking; Exhibit 1.1(iii) shows a sample calculation of the Effective Date Financial Debt;

“Effective Date Net Working Capital” means, as at the Effective Date:

(a)	inventories (Vorräte, as defined in Section 266 Subsection 2B item I of the Commercial Code); plus

(b)	trade receivables and other assets (Forderungen und sonstige Vermögensgegenstände as defined in Section 266 Subsection 2B items II.1 and II.4 of the Commercial Code); less

(c)	prepayments received (erhaltene Anzahlungen auf Bestellungen as defined in Section 266 Subsection 3C item 3 of the Commercial Code; less

(d)	trade payables and payables due to Affiliates (Verbindlichkeiten as defined in Section 266 Subsection 3C items 4 and 7 of the Commercial Code) excluding the Unpaid Transaction Expenses; less

(e)	other accruals (sonstige Rückstellungen as defined in Section 266 Subsection 3B item 3 of the Commercial Code).

Exhibit 1.1(iv) shows a sample calculation of the Effective Date Net Working Capital;

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of the right, title or interest in or to such asset;

“Estimated Cash Purchase Price” has the meaning given to it in Section 3.3.1;

“EURIBOR” means the Euro Interbank Offered Rate for deposits of 3 months being the rate at which Euro interbank term deposits within the Eurozone are offered by one prime bank to another prime bank for a period of 3 months and published at 11.00 a.m. (CET) for spot value (T+2). References in this Agreement to EURIBOR are to the rate of EURIBOR fixed as at the date on which the respective obligation to pay interest under this Agreement arises, and re-fixed on the date of commencement of each consecutive 3-month period thereafter, to the rate of EURIBOR as at such date;

“Exchange Rate” means the USD/EUR exchange spot rate as of a given date using (i) the Euro foreign exchange reference spot rate of the European Central Bank at 2:15 p.m. (CET) published on the European Central Bank’s website, or (ii) in the event that such rates are not available on such date Reuters world spot rate published on Reuter’s website and taken as close as possible to 2:15 p.m. (CET).

“Expert” has the meaning given to it in Section 5.5;

“German GAAP” means accounting principles generally accepted in Germany (Grundsätze ordnungsmäßiger Buchführung und Bilanzierung) in accordance with §§ 242 et seq. of the Commercial Code;

“Germany” means the Federal Republic of Germany;

“ICC” has the meaning given to it in Section 32.2;

“Indemnity Event” means any of the events stated in Exhibit 13;

“Intellectual Property” means patents, rights to inventions, utility models, copyright, trademarks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill, rights in designs, rights in computer software, rights in works of authorship, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world;

“Intercompany Claims” has the meaning given to it in Section 2.7;

“Intercompany Loan Agreements” has the meaning given to it in Section 2.7.4;

“Intercompany Loan Claim” has the meaning given to it in Section 2.7.4;

“Intercompany Receivable” has the meaning given to it in Section 2.7.6;

“Intercompany Settlement Agreement” has the meaning given to it in Section 2.7.6;

“Interim Accounts” has the meaning given to it in clause 3.2 of Exhibit 7.1;

“Leased Real Property” has the meaning given to it in clause 6.2 of Exhibit 7.1;

“Legal Disputes” has the meaning given to it in clause 16.1 of Exhibit 7.1;

“Liability Cap” has the meaning given to it in Section 9.2.1;

“Limitation Period” has the meaning given to it in Section 9.3;

“Limited Liability Companies Act” means the German Limited Liability Companies Act (GmbHG);

“Losses and Expenses” means losses, damages, liabilities, costs and expenses including fines, penalties, clean-up costs, losses and expenses suffered in connection with proceedings, actions, claims or demands, and legal and other professional fees (plus any VAT, if applicable, payable in relation to any such matter), in each case whether direct or indirect;

“Lowered Liability Cap” has the meaning given to it in Section 9.2.2;

“Management Services Agreement” has the meaning given to it in Section 2.7.5;

“Material Agreements and Obligations” has the meaning given to it in clause 8.3 of Exhibit 7.1;

“Negative Adjustment” has the meaning given to it in Section 3.3.3;

“Notarization Act” means the German Notarization Act (Beurkundungsgesetz);

“Notice of Disagreement” has the meaning given to it in Section 5.3.1;

“Notification of Claim” has the meaning given to it in Section 8.1;

“Notified Claim” has the meaning given to it in Section 9.2.2;

“Open Source License” means a contract that: (a) licenses software or other material as “free software” or “open source software”, (b) is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License;

“Owned Intellectual Property” means any and all Company Intellectual Property which is not licensed to the Company by any third party;

“Party” or “Parties” mean the Seller, the Buyer, Brockhaus and/or CSCD;

“Permits” has the meaning given to it in clause 11.1 of Exhibit 7.1;

“Positive Adjustment” has the meaning given to it in Section 3.3.2;

“Pre-Effective Date Period” has the meaning given to it in Section 10.5.1;

“Proceedings” means any proceeding, suit or action (including arbitration) arising out of or in connection with this Agreement;

“Purchase Price” has the meaning given to it in Section 3.1;

“Purchase Price Adjustment” means a Positive Adjustment or a Negative Adjustment (as appropriate), as defined in Sections 3.3.2 and 3.3.3;

“Reference Date” means 31 October 2012;

“Reference Date Accounts” means the audited financial statements of the Company for the financial year ended on the Reference Date (composing in each case a balance sheet, profit and loss account, notes, auditor’s and directors’ reports) prepared by the Company in accordance with German GAAP, consistent with past practices;

“Registered Intellectual Property” has the meaning given to it in clause 7.1 of Exhibit 7.1;

“Regulatory Requirements” means any applicable requirement of law or regulations or of any person who has regulatory authority which has the force of law, including, with respect to Buyer and CSCD, regulatory requirements of the U.S. Securities and Exchange Commission and the NASDAQ Global Market;

“Representatives” means, in relation to any person, its directors, officers, authorized persons, employees, agents, consultants and professional advisors;

“Review Period” has the meaning given to it in Section 5.3.1;

“Seller’s Account” has the meaning given to it in Section 18.1;

“Seller’s Financial Conditions” has the meaning given to it in Section 16.2.1;

“Seller’s Warranties” means the statements set out in Exhibit 7.1;

“Senior Debt” has the meaning given to it in Section 6.4;

“Shares” means all of the issued shares in the Company;

“Stock Purchase Price” has the meaning given to it in Section 3.2;

“Sum Recovered” has the meaning given to it in Section 9.6.2;

“Taxation” or “Tax” means:

(a)	all forms of taxation including any charge, tax, duty, levy, withholding or liability for taxes owed by third parties wherever chargeable imposed for support of national, state, federal, municipal or local government or any other person (“Tax Authority”) including social security contributions (Sozialversicherungsbeiträge), corporation tax, trade income tax, VAT, payroll tax, solidarity surcharge and other public law levies;

(b)	any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation within (a) above;

“Tax Period” has the meaning given to it in Section 10.1.1;

“Unpaid Transaction Expenses” means, to the extent unpaid as of the Effective Date, all out of pocket fees and expenses of the Company in connection with this Agreement and the transactions contemplated hereby, whether promised, payable, billed or accrued prior to the Effective Date (including any fees and expenses of legal counsel, fees and expenses payable to financial advisors, accountants, investment bankers and brokers) notwithstanding any contingencies for escrows, and any such fees incurred by Seller and paid for or to be paid for by the Company;

“VAT” means any applicable value added tax;

“Warranties” means the Seller’s Warranties and “Warranty” shall mean any one of the Warranties.

1.2	Interpretation

1.2.1	Where any statement is qualified as being made to the best knowledge of the Seller, such reference shall be deemed to include the knowledge of, and information available to Mr Markus Eibl, Mr Markus Kindler and Mr Frederik Cheung, after being deemed to have made all due and careful checks and enquiries, including interviews with senior management of the Company relating to the matter concerned.

1.2.2	The table of contents and headings and sub-headings of this Agreement are for convenience only and shall not affect the construction of this Agreement.

1.2.3	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders. References to any person (which for the purposes of this Agreement shall include individuals, corporate bodies, unincorporated associations, partnerships, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality) shall include such person’s successors.

1.2.4	The words “other”, “include”, “including” and “in particular” do not connote limitation in any way.

1.2.5	The words “notify” and “notification” in this Agreement shall, when referring to notifications as between the Parties to this Agreement (or their Representatives), mean notify or notification in writing in accordance with Section 23.

1.2.6	References to recitals, exhibits, schedules, sections and sub-sections are to (respectively) recitals to, exhibits to, schedules to, and sections and sub-sections of, this Agreement (unless otherwise specified).

1.2.7	References in this Agreement to any statute, statutory provision, regulation, directive or other legislation (in each case whether applicable in Germany, the European Union or otherwise) include a reference to that statute, statutory provision, regulation directive or legislation as amended, extended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision, regulation, directive or legislation.

1.2.8	References to any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organization, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than Germany be deemed to refer to and include that action, remedy, method of judicial proceeding, legal document, legal status, court, organization, body, official, legal concept, state of affairs or thing which most nearly approximates in that jurisdiction to the German legal term.

1.2.9	Where a German term has been inserted after an English term in italics, the German term alone shall be authoritative for the purpose of interpreting such English term, without regard to any other interpretation of the English term.

1.2.10	Any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form (but does not include e-mail).

1.2.11	Any currency conversions shall be determined using the applicable Exchange Rate.

1.2.12	References to times of the day are (unless otherwise expressly provided) to time in Frankfurt am Main, Germany and references to a day are to a period of 24 hours.

2.	SALE AND TRANSFER OF SHARES AND INTERCOMPANY RECEIVABLE

2.1	Sale

The Seller hereby sells the Shares and the Intercompany Receivable to the Buyer in accordance with the terms of this Agreement, free and clear of all Encumbrances. The Shares are sold together with the benefit of all rights attaching to them as at the Effective Date. The Buyer hereby accepts this sale.

2.2	Transfer

Subject to (aufschiebend bedingt):

2.2.1	payment of the Estimated Cash Purchase Price in accordance with Section 3.3.1; and

2.2.2	entering into the CSCD Share Transfer Agreement,

the Seller hereby transfers the Shares and assigns the Intercompany Receivable to the Buyer as at the Effective Date, free and clear of all Encumbrances, together with the benefit of all rights attaching to them as at the Effective Date. The Buyer hereby accepts this transfer.

2.3	Notwithstanding the above, the transfer of the Shares shall take immediate effect when the Seller signs a record prepared by a notary (§ 13 (1) sentence 1 of the Notarization Act) whereby the Seller makes a further disposal within the meaning of § 161 (1) sentence 1 of the Civil Code for the Shares or parts thereof.

2.4	Save for any claims of the Buyer under this Agreement, in particular Claims for a breach of a Warranty, the Seller and the Buyer agree that the entire share capital held by the Seller in the Company shall be sold and transferred from the Seller to the Buyer under and in accordance with this Agreement (to such extent amending the definition of “Shares”) regardless of the share capital, the nominal amounts of the shares and/or the division of the share capital of the Company.

2.5	Waiving all form and time requirements under Applicable Law or the articles of association regarding the convocation and realization of shareholders’ meetings, the Seller hereby holds an extraordinary shareholders’ meeting of the Company and unanimously resolves on the consent of the transactions contemplated under this Agreement waiving any rights of first refusal or pre-emptive rights with regard to the sale and transfer under this Section 2.

2.6	The shareholders of the Seller approve of this Agreement and consent to the transactions contemplated hereunder by unanimous shareholders’ resolution of the Seller contained in Part II of this deed.

2.7	With effect as of the Effective Date, any and all claims between the Seller and the Company under the agreements described in Sections 2.7.2 through 2.7.5 below (the “Intercompany Claims”) shall be settled as follows:

2.7.1	By shareholder resolution dated 13 September 2013, registered with the commercial registry on 17 September 2013, the Seller, in its capacity as the sole shareholder of the Company has changed the fiscal year of the Company to end on 1 October 2013, 24.00 hours. The short fiscal year of the Company ending on 1 October 2013, 24.00 hours shall hereinafter be referred to as the “Current Fiscal Year”.

2.7.2	Under the Profit and Loss Pooling Agreement, the Seller is entitled to receive the profits, if any, and obligated to reimburse the losses, if any, of the Company for the Current Fiscal Year.

2.7.3	By agreement dated as of the date hereof, the Profit and Loss Pooling Agreement has been terminated by mutual agreement effective as of the end of the Current Fiscal Year a copy of which is attached hereto as Exhibit 2.7.3. The Buyer shall procure that such termination shall be filed for registration with the commercial registry without undue delay (unverzüglich) after the Effective Date. In case the termination of the Profit and Loss Pooling Agreement failed for any reason whatsoever, the Seller shall take any actions and make any declarations necessary in order to validly terminate the Profit and Loss Pooling Agreement.

2.7.4	The Company has made payments to the Seller under intercompany loan agreements as listed in Exhibit 2.7.4 (the “Intercompany Loan Agreements”). The Seller and the Company have terminated the Intercompany Loan Agreements with effect as of the Effective Date in accordance with the Intercompany Settlement Agreement. The total claim of the Company against the Seller under the Intercompany Loan Agreements as of the Effective Date (including any and all accrued interest) amounts to EUR 2,948,561.00 (the “Intercompany Loan Claim”).

2.7.5	Between the Seller and the Company there exists a management services agreement dated 24 August/24 September 2007, last amended on 16 November 2011 (the “Management Services Agreement”). The Management Services Agreement has been terminated with effect as of the Effective Date in accordance with the Intercompany Settlement Agreement and any and all payment claims of the Seller against the Company under the Management Services Agreement shall have been settled in cash before the Effective Date.

2.7.6	By way of settlement agreement dated as of the date hereof and attached hereto as Exhibit 2.7.6 (the “Intercompany Settlement Agreement”), the Seller and the Company have agreed to satisfy in cash or offset any and all Intercompany Claims with economic effect as of the Effective Date. If and to the extent the Intercompany Settlement Agreement results in a receivable of the Seller against the Company (the “Intercompany Receivable”), such Intercompany Receivable is being assigned by Seller to Buyer in accordance with Section 2.2 above. If and to the extent the Intercompany Settlement should result in a payable of the Seller to the Company, the Buyer shall indemnify and hold harmless the Seller from any such payable.

2.7.7	Waiving all form and time requirements under Applicable Law or the articles of association regarding the convocation and realization of shareholders’ meetings, the Seller hereby holds an extraordinary shareholders’ meeting of the Company and unanimously resolves on the consent to the conclusion of the Intercompany Settlement Agreement.

3.	CONSIDERATION

3.1	Purchase Price

The purchase price payable by the Buyer to the Seller for the Shares and the Intercompany Receivable shall be an amount equal to:

3.1.1	EUR 18,496,241.00 (in words: eighteen million four hundred ninety-six thousand two hundred forty-one Euros), (the “Base Price”) (of which the nominal amount of the Intercompany Receivable shall be allocated to the sale and assignment of the Intercompany Receivable);

3.1.2	minus the Effective Date Financial Debt;

3.1.3	plus the Effective Date Cash; and

3.1.4	if the Effective Date Net Working Capital exceeds or falls short of EUR 2,103,100,00 (in words: two million one hundred and three thousand one hundred Euros), plus an amount equal to such excess or minus an amount equal to such shortfall, as the case may be;

(the “Purchase Price”).

3.2	Cash Purchase Price and Stock Purchase Price

The Purchase Price is composed of a cash component (the “Cash Purchase Price”) and a stock component payable in restricted common stock of CSCD (the “Stock Purchase Price”).

3.2.1	The Cash Purchase Price is an amount equal to the Purchase Price less the Stock Purchase Price.

3.2.2	The Stock Purchase Price is the amount of EUR 9,336,746.00 (in words: nine million three hundred thirty-six thousand seven hundred forty-six Euros) (being the equivalent of USD 12,417,873.00 converted into EUR at an exchange rate of 1.33) payable by CSCD in lieu of monetary performance (an Erfüllungs statt) by transfer of restricted common stocks of CSCD (NASDAQ: CSCD) to the Seller (the “CSCD Shares”).

3.3	Payment and Adjustment of the Cash Purchase Price

The Cash Purchase Price shall be paid as follows:

3.3.1	On the Closing Date, the Buyer shall pay to the Seller EUR 9,560,185.00 (in words: nine million five hundred sixty thousand one hundred eighty-five Euros) (the “Estimated Cash Purchase Price”) less the Deferred Amount of EUR 751,880.00 (in words: seven hundred fifty-one thousand eight hundred eighty Euros), i.e. an amount of EUR 8,808,305.00 (in words: eight million eight hundred eight thousand three hundred and five Euros) into the Seller’s Account in accordance with Section 18.1.

3.3.2	In the event that the Cash Purchase Price as determined in accordance with Section 5 exceeds the Estimated Cash Purchase Price, then the difference (the “Positive Adjustment”) shall be paid by the Buyer to the Seller as an additional amount paid for the Shares.

3.3.3	In the event that the Cash Purchase Price as determined in accordance with Section 5 is less than the Estimated Cash Purchase Price, then the difference (the “Negative Adjustment”) shall be repaid by the Seller to the Buyer as a reduction of the amount paid for the Shares.

3.3.4	Any Purchase Price Adjustment (less any amounts paid pursuant to Section 5.8 below, if applicable), shall be paid in accordance with Section 18 by the relevant Party within ten (10) Business Days after the Closing Statement has become binding pursuant to Section 5.9

(a)	in the event of a Positive Adjustment, to the Seller’s Account; or

(b)	in the event of a Negative Adjustment, to the Buyer’s Account.

3.4	Payment of the Stock Purchase Price

On the Closing Date, and with legal effect as of the Effective Date, the Seller and the Buyer shall execute the transfer agreement on a total number of 1,608,387 CSCD Shares attached hereto as Exhibit 3.4 (the “CSCD Share Transfer Agreement”). The CSCD Share Average Closing Price for the calculation of the number of CSCD Shares to be transferred was determined as of the close of the stock taking on 25 September 2013 on the basis of the average trading price of the preceding 45 trading days and thus amounted to USD 7.7207 per CSCD Share.

4.	CLOSING

4.1	Closing Date

Closing will take place at the offices of CMS Hasche Sigle in Frankfurt/Main, Germany, on 1 October 2013 or on such other date or at such other place as the Seller and Buyer may agree in writing (the “Closing Date”).

4.2	Closing actions

On the Closing Date:

4.2.1	the Seller shall deliver to the Buyer:

(a)

the written resignation letters of all managing directors (Geschäftsführer) of the Seller and termination agreements in respect of their service agreements with the Seller, including a waiver of the Seller of any post-contractual obligation of each of the Seller’s managing directors not to compete, substantially in the form of the drafts attached as Exhibit 4.2.1(a), such resignations and termination agreements to take effect as of the Closing Date, 24:00 hours, subject to Closing having occurred;

(b)	a signed copy of a termination agreement relating to the consultancy agreement between the Seller and Semotec GmbH, substantially in the form of the draft attached as Exhibit 4.2.1(b), such termination agreement to take effect as of the Closing Date, 24:00 hours, subject to Closing having occurred;

(c)	copies of management service agreements between the Company and (i) Mr Markus Eibl and (ii) Mr Markus Kindler substantially in the form of the drafts attached as Exhibit 4.2.1(c) to take effect as from the Effective Date subject to Closing having occurred and signed by (i) Mr Markus Eibl and (ii) Mr Markus Kindler;

(d)	copy of a consultancy agreement between the Company and Semotec GmbH substantially in the form as the draft attached as Exhibit 4.2.1(d) to take effect as from the Effective Date subject to Closing having occurred and signed on behalf of Semotec GmbH;

(e)	signed copies of release declarations by (i) Bayerische Hypo- und Vereinsbank AG and (ii) Par Sieben GmbH with regard to pledges on the Shares and Owned Intellectual Property Rights substantially in the form of the drafts attached as Exhibit 4.2.1(e);

(f)	a signed copy of an agreement between the Company and Mr Markus Eibl regarding the assignment, by way of precaution, from Mr Markus Eibl to the Company of any and all rights and title to Intellectual Property invented and/or owned by and/or registered for Mr Markus Eibl and relating to the Business, substantially in the form of the draft attached as Exhibit 4.2.1(f);

4.2.2	the Buyer shall pay the Estimated Cash Purchase Price in accordance with Section 3.3.1;

4.2.3	the Buyer shall enter into the CSCD Share Transfer Agreement with the Seller;

4.2.4	the Parties shall execute a closing memorandum substantially in the form of Exhibit 4.2.4 (“Closing Memorandum”). The execution of the Closing Memorandum shall not prejudice the rights of the Parties arising under or in connection with this Agreement or under Applicable Law.

4.3	Non-performance of Closing Actions

If any of the provisions of Section 4.2 above is not complied with in all material respects, then without prejudice to any other remedies available, the other Party shall be entitled, in its discretion, to:

4.3.1	effect Closing so far as practicable having regard to the defaults that have occurred; or

4.3.2	specify a new date for Closing (being a Business Day not more than five (5) Business Days after the date for Closing pursuant to Section 4.1, in which event the provisions of this Section 4 (except for this Section 4.3.2) shall apply to Closing so deferred); or

4.3.3	terminate this Agreement, provided that such Party has previously invoked Section 4.3.2.

5.	CLOSING STATEMENT

5.1	Preparation of Closing Statement

Within thirty (30) Business Days after Closing, the Buyer shall prepare a draft of the Closing Statement.

5.2	Accounting principles

The Buyer shall prepare the draft Closing Statement:

5.2.1	in accordance with any specific provisions in this Agreement regarding certain items to be contained in the Closing Statement. In particular, if fixed or maximum amounts are allocated to certain assets and liabilities by virtue of the provisions of this Agreement, the draft Closing Statement shall be prepared in accordance with those provisions and in particular those fixed or maximum amounts shall be included in the draft Closing Statement;

5.2.2	with respect to the value of inventory for purposes of the Effective Date Net Working Capital, on the basis of a physical stocktaking carried out in accordance with Section 5.2.4 as at the Effective Date at which representatives of the Seller and the Buyer shall be entitled to be present;

5.2.3	in accordance with German GAAP; and

5.2.4	on the same basis and using the same accounting principles, policies, capitalization, election rights, valuation principles, classifications, procedures and practices consistently applied by the Company in preparing the Reference Date Accounts, including the same management judgments, estimation and valuation methodologies, definitions, treatments, forecasts and opinions as were made and given for the purposes of and reflected in the Reference Date Accounts so as to observe the principles of balance sheet continuity to the greatest extent permissible.

In the event of any conflict between the application of Sections 5.2.1, 5.2.3 and 5.2.4 above, the provisions of those Sections shall be applied in the order of precedence in which they are set out so that, by way of example the application of Section 5.2.1 shall take precedence over Sections 5.2.3 and 5.2.4 (inclusive).

5.3	Review of draft Closing Statement

5.3.1	Within twenty (20) Business Days of receipt by the Seller of the draft Closing Statement (the “Review Period”), the Seller shall notify the Buyer whether or not it accepts the draft Closing Statement and if it does not accept the draft Closing Statement, specifying in reasonable detail those items or amounts which the Seller does not accept and substantiating its grounds for objecting to them (the “Notice of Disagreement”). The Seller shall be deemed to have agreed with all items and amounts set out in the draft Closing Statement that are not so specified and substantiated for objection in the Notice of Disagreement.

5.3.2	If the Seller notifies the Buyer that it accepts the draft Closing Statement, or if it fails to notify the Buyer within the Review Period in accordance with Section 5.3.1 whether or not it accepts the draft Closing Statement, such draft Closing Statement shall be the binding Closing Statement.

5.4	Access to information

The Buyer shall procure that, during the procedures described in this Section 5, the Seller and its Representatives are given reasonable access to any records or information of the Company which the Seller and its Representatives may require for the purposes of reviewing the draft Closing Statement.

5.5	Appointment of Expert

Any dispute about the draft Closing Statement which remains unresolved forty (40) Business Days after receipt by the Seller of the draft Closing Statement shall, at the written request of either the Buyer or the Seller, be referred for final determination to Rödl&Partner (the “Expert”), who shall act on the basis of the terms of reference set out in this Section 5.5 and Section 5.6 below. The Expert shall act as expert, not an arbitrator, and (in the absence of manifest error) its decision as to the subject matter of its determination shall be final and binding on the Parties.

5.6	Expert’s terms of appointment

The Parties shall instruct the Expert that its shall:

5.6.1	be entitled to determine the conduct of Proceedings relating to the Closing Statement and shall give the Seller and the Buyer adequate opportunity to present their arguments;

5.6.2	be entitled to decide on the interpretation of this Agreement to the extent relevant for its decision;

5.6.3	render a written reasoned decision;

5.6.4	not reach a conclusion beyond the position of the Buyer as reflected in the draft Closing Statement and the position of the Seller as reflected in the Seller’s Notice of Disagreement (the difference between the positions of the Buyer and the Seller the “Disputed Sum”);

5.6.5	be entitled to take such advice in relation to matters outside its area of expertise from such third parties as it may reasonably consider necessary in order to reach its decision; and

5.6.6	use its best efforts to deliver its decision as soon as reasonably practicable but in any event no later than sixty (60) calendar days after the matter in dispute was referred to it.

The Seller and the Buyer may instruct the Expert otherwise than as set out in Sections 5.6.1 to 5.6.6, provided that this is done by the Seller and the Buyer jointly in writing.

5.7	Cooperation with Expert

The Seller and the Buyer shall cooperate with and assist, and procure that their Representatives and the Company cooperate with and assist, the Expert in conducting its review (in each case, insofar as such cooperation and assistance is reasonable). This shall include providing the Expert with (i) the draft Closing Statements and the Notice of Disagreement, and (ii) all other documents and information requested by the Expert (and which the Parties could be reasonably expected to provide) in order to assist its to reach a decision. The Parties shall instruct the Expert (and the Expert is permitted to) promptly submit copies of all documents and information provided by the Seller or the Buyer to the other Party.

5.8	Payments where a Notice of Disagreement is served

If the Seller serves a Notice of Disagreement, then within ten (10) Business Days of deemed receipt of the Notice of Disagreement under Section 23, the Buyer shall pay the Seller (in the event of a Positive Adjustment) or the Seller shall pay to the Buyer (in the event of a Negative Adjustment) such amount on account of the Purchase Price Adjustment as does not form part of the Disputed Sum. Such amount shall be paid into the Seller’s Account in accordance with Section 18.1 (in the case of a Positive Adjustment) or into the Buyer’s Account in accordance with Section 18.2 (in the case of a Negative Adjustment).

5.9	Date of binding Closing Statement

The date on which the Closing Statement shall become binding on the Seller and the Buyer shall be:

5.9.1	if the Seller notifies the Buyer that it accepts the draft Closing Statement, the date upon which the Seller provides such notification;

5.9.2	if the Seller does not notify the Buyer whether or not it accepts the draft Closing Statement within the Review Period, upon expiry of the Review Period;

5.9.3	if the Seller serves a Notice of Disagreement on the Buyer within the Review Period and the Parties subsequently agree on the Closing Statement in writing, the date on which the Parties agree the Closing Statement in writing; and

5.9.4	if the Seller serves a Notice of Disagreement on the Buyer within the Review Period and one of the Parties subsequently refers any dispute regarding the Closing Statement to an Expert, the date on which the Expert provides its reasoned written decision in accordance with Section 5.6.2 (subject to Section 5.9.3).

5.10	Costs relating to Closing Statement

All costs incurred in reviewing and agreeing the Closing Statement incurred by the Seller shall be borne by the Seller and all costs incurred in reviewing and agreeing the Closing Statement incurred by the Buyer shall be borne by the Buyer.

5.11	Expert’s Fees

The fees of the Expert, and any third party which the Expert consults pursuant to Section 5.6.5 above, shall be borne by the Buyer and the Seller in the inverse proportion to the extent to which the Expert decides in favor of such Party. By way of example, where the Expert renders a decision wholly in favor of the Seller, then the Buyer shall pay 100 % of the fees. Where the Expert renders a decision allocating 25 % of the Disputed Sum to the Seller, then the Seller shall pay 75 % of the fees.

5.12	Payment of Purchase Price Adjustment

Subject to Section 5.8, the Purchase Price Adjustment, if any, shall be paid in accordance with Section 3.3.4.

6.	DEFERRED AMOUNT

6.1	The Deferred Amount shall be paid by the Buyer to the Seller in two installments of EUR 375,900.00 (in words: three hundred seventy-five thousand nine hundred Euros) each of which is payable on each Deferred Payment Date into the Seller’s Account in accordance with Section 18.1 (“Deferred Purchase Price Payment”).

6.2	The “Deferred Payment Date” means (i) the date falling twelve (12) months after the date of Closing and (ii) the date falling twenty four (24) months after the date of Closing, or if a Deferred Payment Date is not a Business Day, the next Business Day after that.

6.3	The Buyer shall be entitled to set-off any claims it or the Company may have against the Seller under and in accordance with Section 13 against the Deferred Purchase Price Payment. The Seller shall be entitled to set-off its claim of the Deferred Purchase Price Payment against any claims the Buyer or the Company may have against the Seller under and in accordance with Section 13. §§ 273, 320 of the Civil Code shall apply.

6.4	The Parties agree that the Deferred Amount is subordinate to CSCD’s Senior Debt as follows: In the event of a bankruptcy filing by or against the Buyer or any proceeding for liquidation, dissolution or other winding up of the Buyer, the parties agree that (i) all Senior Debt shall first be paid in full in cash before any payment is made by or on behalf of Buyer on the Deferred Purchase Price Payment, and (ii) any payment or distribution of any kind or character to which the Seller would be entitled in respect of the Deferred Purchase Price Payment but for this subordination provision shall be paid or delivered by the person or entity making such payment or distribution directly to the holders of Senior Debt to the extent necessary to make payment in full in cash of all Senior Debt. “Senior Debt” means all of the obligations, liabilities and indebtedness of CSCD to JPMorgan Chase Bank, N.A. and the agent under the CSCD Loan Agreement, including, without limitation, all of CSCD’s obligations under the Credit Agreement and Line of Credit Note dated as of 8 August 2013, between CSCD and JPMorgan Chase Bank, N.A. and the agent party thereto (as the same may be amended or modified, the “CSCD Loan Agreement”) and any refinancings thereof.

7.	WARRANTIES OF THE SELLER

7.1	The Seller warrants to the Buyer in the form of a warranty (selbständiges Garantieversprechen) under § 311 (1) of the Civil Code that each of the Seller’s Warranties contained in Exhibit 7.1 is true, accurate and not misleading as at the date hereof and on the Effective Date or at such other date expressly specified in a Warranty, it being understood that Warranties given to the best knowledge of Seller are given only as at the date hereof.

7.2	The scope and limits of the Warranties given under Section 7.1 shall be determined by Section 8, which forms an integral part of that Warranty (Bestandteil der Garantieerklärung). The Parties agree that none of the Warranties or statements of the Seller contained in this Agreement constitutes a warranty of the condition of the goods sold (Garantie für die Beschaffenheit einer Sache) as defined in § 443 of the Civil Code or § 444 of the Civil Code or an agreement as to the condition of the goods sold (Beschaffenheitsvereinbarung) as defined in § 434 (1) of the Civil Code with regard to any of the assets or rights sold and transferred in accordance with this Agreement and the agreements referred to in this Agreement and none of such warranties or statements shall be interpreted as such. On this basis, the Parties agree that § 444 of the Civil Code does not apply to any warranty contained in this Agreement including any warranty that refers to the quality or condition of any items sold pursuant to this Agreement.

8.	REMEDIES

8.1	In the event that any of the Seller’s Warranties is or becomes untrue, inaccurate, or misleading (in each case a “Breach”), the Buyer shall notify the Seller of such Breach in writing within 30 days after having become aware of an actual or potential Breach (a “Notification of Claim”). The Seller shall have the opportunity to put the Buyer and the Company into the same position that they would have been in if the Seller’s Warranties had been true and accurate or the terms of this Agreement had been performed (Naturalrestition) or, if such remediation in natura is impossible or has not been successful within one month after receipt of the Notification of Claim, to pay damages for non-performance to the Buyer (kleiner Schadensersatz). The amount of damages shall be calculated in accordance with the provisions of §§ 249 et seq. of the Civil Code (including § 254 of the Civil Code) with the proviso that any liability of the Seller for unforeseeable indirect or consequential damages and loss of profits shall be excluded. For the avoidance of doubt, any damages and losses of the Company shall be deemed to be damages and losses of the Buyer.

8.2	All other legal remedies, other than those specified in Section 8.1 above, in relation to the economic, financial and legal status of the Shares, the Company, their assets or the Business are hereby excluded. In particular, claims for or based on a reduction of the Purchase Price (Minderung), rescission (Rücktritt) or other claims for defects according to §§ 437 through 441 of the Civil Code, culpa in contrahendo (§ 311 of the Civil Code), positive breach of contract (§ 280 of the Civil Code) (Schadensersatz wegen Pflichtverletzung) or frustration of contract (§ 313 of the Civil Code) (Störung der Geschäftsgrundlage) shall be excluded except in the case of wilful misconduct. No claim of the Buyer under any provision of this Agreement (originäre Vertragsansprüche) (e.g. those under Sections 13 through 21) other than one in respect of a Breach is intended to be limited or excluded by the terms of this Section. The provisions of this Section are subject to the provisions of Section 31.4.

8.3	Any payment from the Seller to the Buyer under this Section 8 may, at the discretion of the Seller, be either paid in cash or in lieu of cash payment performed (an Erfüllungs statt) by transfer of CSCD Shares, free and clear of all Encumbrances, from the Seller to the Buyer or a third party to be nominated by the Buyer substantially in accordance with the draft share transfer agreement attached as Exhibit 8.3. The number of CSCD Shares to be transferred by the Seller to the Buyer shall be determined (i) using the Exchange Rate as of the transfer date and (ii) on the basis of the CSCD Share Average Closing Price as of the Business Day immediately preceding the transfer date. If the calculation results in a fraction of shares, the result shall be rounded up to the nearest full number to add up to the total number of CSCD Shares to be transferred by the Seller.

9.	LIMITATION OF SELLER’S LIABILITY

9.1	Threshold

The Seller is not liable for any claim under the Seller’s Warranties (a “Claim”), except for Seller’s liability in case of fraud or willful misconduct (Vorsatz) or Claims for a Breach according to clauses 1 (Corporate Status of the Company), 2 (Title to Shares, Shareholdings, Authority) and 15 (Taxes) of Exhibit 7.1 (i) unless the amount of the Claim (or of a series of Claims based on substantially the same factual circumstances) exceeds EUR 20,000.00, and (ii) until the aggregate amount of all such Claims exceeds EUR 125,000.00 in which event all of such Claim or Claims (and not just the excess) shall be recoverable under this Agreement.

9.2	Cap

9.2.1	To the extent legally permissible, the Seller’s aggregate liability for Claims shall be limited to a maximum amount of 15 % of the Purchase Price (the “Liability Cap”) except for

(a)	Seller’s liability for any Breach of the Seller’s Warranties according to clauses 1 (Corporate Status of the Company), 2 (Title to Shares, Shareholdings, Authority) and 15 (Taxes) of Exhibit 7.1, or

(b)	Seller’s liability in case of fraud or willful misconduct (Vorsatz).

9.2.2	As from the first anniversary of the Effective Date, the Liability Cap shall be limited to 10 % of the Purchase Price (the “Lowered Liability Cap”) unless a Notification of Claim has been sent to the Seller prior to or on such date. In such an event, the Lowered Liability Cap shall be increased by the amount stated in the Notification of Claims (“Notified Claims”) if and to the extent the Seller has acknowledged in writing Notified Claims or the Buyer has raised such Notified Claims in court or arbitration within three (3) months from the first anniversary of the Effective Date.

9.2.3	The Liability Cap and the Lowered Liability Cap shall in no event exceed an amount equal to the aggregate value (determined as set forth in Section 8.3) of the CSCD Shares transferred from the Buyer to the Seller under the CSCD Share Transfer Agreement, or, if such CSCD Shares have been sold to the extent permitted by this Agreement and the CSCD Share Transfer Agreement prior to such determination, the consideration received by the Seller for such resale together with the value of any CSCD Shares not sold.

9.3	Limitation period

Claims against the Seller shall become time-barred (verjährt) as follows (the “Limitation Period”) except in respect of matters of which the Buyer has notified the Seller before the expiry of the relevant period set out below:

9.3.1	The liability of the Seller in case of fraud or willful misconduct (Vorsatz) shall become time-barred (verjährt) in accordance with statutory provisions.

9.3.2	The liability of the Seller in respect of any Claims for a Breach of the Seller’s Warranties according to clauses 1 (Corporate Status of the Company) or 2 (Title to Shares, Shareholdings, Authority) of Exhibit 7.1 shall become time-barred (verjährt) as from the fifth (5th) anniversary of the Effective Date.

9.3.3	The liability of the Seller in respect of any Claims for Breaches of the Seller’s Warranties according to clauses 15 (Taxes) of Exhibit 7.1 shall become time-barred (verjährt) the earlier of (i) six (6) months after the relevant Tax assessment notice, or social security charges assessment notice, as the case may be, has become finally binding (materielle Bestandskraft) or (ii) as from the fourth (4th) anniversary of the Effective Date.

9.3.4	The liability of the Seller in respect of any Claims for Breaches of the Seller’s Warranties according to clauses 12 (Environment) as well as 13.2 through 13.6 (Employees and Bodies, Pensions) of Exhibit 7.1 shall become time-barred (verjährt) as from the third (3rd) anniversary of the Effective Date.

9.3.5	The liability of the Seller in respect of any other Claim shall become time-barred (verjährt) eighteen (18) months as from the Effective Date.

9.3.6	§ 203 of the Civil Code (suspension of statute of limitation) shall apply.

9.4	Limitations on liability

No liability shall attach to the Seller in respect of any Claim, except for Seller’s liability in case of fraud or willful misconduct (Vorsatz) or Claims for a Breach of the Seller’s Warranties according to clauses 1 (Corporate Status of the Company), 2 (Title to Shares, Shareholdings, Authority) and 15 (Taxes) of Exhibit 7.1, to the extent that:

9.4.1	except for Claims for a Breach of the Seller’s Warranties according to clauses 8.6 (breach of factoring agreement) and 13.2 (de-facto employees) of Exhibit 7.1, the facts forming the basis of the Claim are Disclosed;

9.4.2	except for Claims for a Breach of the Seller’s Warranties according to clauses 8.6 (breach of factoring agreement) and 13.2 (de-facto employees) of Exhibit 7.1, the Buyer is aware of the facts constituting a Breach forming the basis of the Claim provided that for the purposes of such knowledge only the actual knowledge of Mr Michael Burger, Mr Jeff Killian, Mr Steven Harris and Mr Steve Mahon shall be imputed to the Buyer;

9.4.3	liability, depreciation, write-off allowance, provision or reserve has specifically been made in the Reference Date Accounts for the matter that is the subject of the Claim;

9.4.4	the matter to which the claim relates is reflected as a liability (Verbindlichkeit), individual provision (Einzelrückstellung), depreciation (Abschreibung) or individual write-off (Einzelwertberichtigung) in the Closing Statement and has been taken into account in adjusting the Purchase Price;

9.4.5	the Buyer or the Company has already recovered the relevant amount under this Agreement in respect of the same Losses and Expenses;

9.4.6	the Claim occurs or arises or, such claim otherwise having arisen is increased as a result of the passing of, or any change in, after the Effective Date, any law, rule, regulation, interpretation of the law or administrative practice.

9.5	Payments made by the Seller

Any payment or performance in lieu of payment (Leistung an Erfüllungs statt) made by the Seller in respect of a Claim under this Agreement shall constitute a reduction of the Purchase Price; to the extent payment is made directly to the Company, such payment shall, in the relationship between Buyer and the Company, constitute a capital contribution (Einlage).

9.6	Recovery from third parties

9.6.1	If the Seller pays to the Buyer or the Company an amount in full satisfaction of any Claim, and the Buyer or the Company subsequently recovers from a third party (including any taxation authority) an amount relating to the matter giving rise to such Claim, then:

(a)	if the amount paid by the Seller in respect of such Claim is more than the Sum Recovered, the Buyer shall promptly pay to the Seller (or procure payment to the Seller of) the Sum Recovered; and

(b)	if the amount paid by the Seller in respect of such Claim is less than or equal to the Sum Recovered, the Buyer shall promptly pay to the Seller (or procure payment to the Seller of) an amount equal to the amount paid by the Seller.

9.6.2	For the purposes of this paragraph, the expression “Sum Recovered” means an amount equal to the amount recovered from the third party less all reasonable costs and expenses incurred and Tax to be paid by the Buyer or (as the case may be) the Company in recovering the amount from the third party.

9.7	Third Party Claims

9.7.1	In this Section, “Third Party Claim” means any claim made against the Buyer or the Company by a third party which could constitute a Breach of the Seller’s Warranties.

9.7.2	The Buyer will determine the conduct of any dispute (including any legal proceedings and any settlement) relating to a Third Party Claim in accordance with its obligations to mitigate damages. The Buyer will keep the Seller reasonably informed of the progress of such dispute and will consult with Seller in relation to the Third Party Claim.

9.7.3	The Buyer shall, at all reasonable times allow the Seller’s advisors reasonable access to inspect and take copies of all books, correspondence and records of the Company necessary for the defence against such a Third Party Claim (subject always to keeping the same confidential other than necessary disclosures in connection with any such action or claim) and use reasonable endeavours to procure that the respective auditors of the Company make available to the Seller’s advisors their audit working papers in respect of any audit of the Company’s accounts for any relevant accounting period in connection with the claims or action provided that the Seller has signed an “access letter” in a form required by such auditors. Such access may only be required at reasonable times and on reasonable notice.

9.8	Proceedings for recovery

The Buyer shall, and shall procure that the Company shall act as follows in connection with an alleged Breach.

9.8.1	The Buyer shall, within 30 days after having become aware of an actual or potential Breach, which may result in a liability of the Seller under this Agreement, give to the Seller a written notice specifying the circumstances and the amount of the damage, if and to the extent foreseeable. Notwithstanding the foregoing, no delay in providing such claim notice shall affect the Buyer’s rights for recovery, unless (and then only to the extent that) the Seller is prejudiced thereby. The Buyer shall keep the Seller informed of the development and reasonably consult with it with regard to the further proceedings.

9.8.2	The Buyer shall comply with his obligation to mitigate or to avoid damage. § 254 subsection 2 of the Civil Code shall apply.

10.	TAX

10.1	The Seller shall indemnify the Buyer and the Company from and against all Tax liabilities

10.1.1	all unpaid Taxes which were or are levied against the Company and which are attributable to the period up to and including the Closing Date, 24:00 hours, on the basis of a pro forma tax assessment (hereinafter referred to as “Tax Period”). For the avoidance of doubt: This indemnification shall also apply if the Tax Authorities challenged the fiscal unities for corporate income tax, trade tax and VAT purposes which would lead to a tax burden on the level of the Company;

10.1.2	any liability of the Company for any Tax debt of the Seller or any Seller’s Affiliate(s) other than the Company;

10.1.3	any damages, expenses or costs of the Company or the Buyer arising as a result of facts which form a claim in accordance with Sections 10.1.1 and 10.1.2.

10.2	The indemnification under this clause 10 shall be excluded if and to the extent that the Tax liabilities:

10.2.1	have been duly and fully paid, before the Effective Date, to the competent Tax Authority;

10.2.2	have been duly and fully provided for in the Reference Date Accounts as Tax liability or as Tax provision;

10.2.3	have been duly and fully reflected in the Closing Statement and have been taken into account in adjusting the Purchase Price;

10.2.4	result from the Buyer causing or allowing the Company to change its methods of Tax accounting or other measures of the Buyer, e.g. by exercising tax election rights introduced after the Effective Date, unless required by law;

10.2.5	result from the Company entering into any reorganization or performing any other act after the Effective Date that has retroactive effect under Tax law to the Tax Period;

10.2.6	result from any Contest in which the Buyer has breached any of its obligations under this Agreement except to the extent such breach did not cause such Tax liability; or

10.2.7	are covered by a realized claim of the Company and/or the Buyer for reimbursement, repayment or indemnification against any third party for such Tax liabilities.

10.3	If the Company is entitled to any Tax benefit resulting from a circumstance giving rise to a Tax indemnification under this Section 10, e.g. from the extension of any amortization or depreciation period, higher depreciation allowances or deductions of benefits by refund, set-off or reduction of Taxes, the Tax benefit shall reduce the Tax liability to be indemnified by the Seller unless reflected in the Closing Statement and taken into account in adjusting the Purchase Price.

10.4	Due Date

Any claim for indemnification under this Section 10 shall be due and payable within fifteen (15) Business Days following a written and detailed notification with a copy of the relevant Tax assessment by the Buyer or the Company provided, however, that the Seller shall not be obliged to make any payment earlier than four (4) Business Days prior to such Taxes becoming due and payable to the respective Tax Authority. In case of any remedy or appeal being filed in accordance with Section 10.6, no claim for indemnification under this Section 10 shall become due and payable by the Seller prior to a final assessment (materielle Bestandskraft) of the relevant Tax, provided that the Tax Authority has granted preliminary relief from the assessed Tax payment obligation by way of suspension of payment (Aussetzung der Vollziehung) or the Tax liability has been deferred (gestundet) without request for a security.

10.5	Tax Filings

10.5.1	The Buyer shall file or cause to be filed when due, taking into account all extensions properly obtained, all Tax returns of the Company for periods starting on or before the Effective Date (the “Pre-Effective Date Period”) that are required to be filed on or after the Closing Date by or with respect to the Company. Except as otherwise required by law or caused by a change in law, all such Tax returns, to the extent relating to the Company, shall be prepared and filed in a manner consistent with past practice, and no position will be taken, election made or method of accounting adopted that is inconsistent with positions taken, elections made or methods of accounting used in preparing and filing similar Tax returns in prior periods unless such measure is required under law.

10.5.2

With respect to each Tax return for a Pre-Effective Date Period that the Buyer is responsible for filing or causing to be filed pursuant to Section 10.5.1 the Buyer shall provide to the Seller a copy of such Tax return as proposed to be filed at least twenty (20) Business Days before such Tax return is required to be filed. The Seller shall notify the Buyer of proposed revisions to such Tax return or such allocation within ten (10) Business Days of the receipt from the Buyer of such Tax return. The Seller and the Buyer shall attempt to resolve in good faith any dispute concerning such Tax return in a timely fashion before such filing date. In the event that the Seller and the Buyer are unable to resolve a dispute concerning such Tax return prior to the expiration of such 10-Business Day period, the dispute shall be submitted to an independent audit firm appointed jointly by the Seller and the Buyer; in that event, the Seller and the Buyer shall jointly be responsible for any fees and duties levied by the Tax Authorities for the delay in filing the respective Tax return. Section 5.11 shall apply mutatis mutandis.

10.6	Tax audits; Tax assessment procedures

After the Closing Date, the Buyer shall without undue delay notify the Seller upon learning of the commencement of any Tax audit or administrative or judicial proceeding or Tax assessment procedure or other claim of Tax Authorities that, if determined adversely to the Company or after lapse of time, could constitute a basis for indemnification pursuant to this Section 10 or for any claims of the Buyer or the Company against the Seller or could lead to an additional Tax burden of Seller due to a fiscal unity with the Company (a “Contest”).

The Seller shall have the right to be consulted in respect of each such Contest. The Buyer shall keep the Seller informed of the progress of any Contest and shall provide the Seller with copies of all material notices, written communications and filings (including court papers) made by or on behalf of any of the parties to the underlying Contest.

Upon reasonable request and at the cost of the Seller, the Buyer shall cause the Company to take legal remedies with respect to any Contest using all reasonable means and defences available to it. Seller may, upon consent of the Company not to be unreasonably withheld, elect to direct, through counsel of its own choice and expenses, any action or legal remedy to be taken with respect to any Contest. If the Seller elects to direct a Contest then (i) the Seller shall notify the Buyer and the Company of its intent to do so and (ii) the Buyer and the Seller shall cooperate, and Buyer shall cause the Company to cooperate and follow the Seller’s instructions, in each phase of such Contest, in each case to the extent permissible by law.

On demand of Seller, Buyer shall, upon consent of the Company not to be unreasonably withheld, cause the Company to grant power of attorney to counsel elected by Seller to represent the Company in the Contest.

10.7	Cooperation

The Parties shall cooperate with each other in connection with all Tax matters and shall provide the Buyer, the Company and the Seller with all information which they reasonably request in connection with any Tax. This includes, without limitation, the right of the Seller to get access to the books, records and personnel of the Company during normal business hours with respect to any Tax of the Seller attributable to the Tax Period and relating to the business of the Company.

10.8	Limitations

The period of limitation for all claims of the Buyer in respect of Tax liabilities of the Company under this Section 10 expires the earlier of (i) six (6) months after the Tax assessment for the relevant period on which the Buyer bases its claim has become finally binding (materielle Bestandskraft) or (ii) the fourth (4th) anniversary of the Effective Date.

11.	WARRANTIES OF THE BUYER

11.1	The Buyer and CSCD hereby jointly and severally represent and warrant to the Seller in the form of a warranty (selbständiges Garantieversprechen) under § 311 (1) of the Civil Code that each of the Buyer’s Warranties contained in Exhibit 11.1 is true, accurate, and not misleading as at the date hereof and on the Effective Date. Where any of Buyer’s Warranties is qualified as being made to the best knowledge of the Buyer or CSCD, only the actual knowledge of Mr Michael Burger, Mr Jeff Killian, Mr Steven Harris and Mr Steve Mahon shall be imputed to the Buyer or CSCD.

11.2	The scope and limits of the Buyer’s Warranties given under Section 11.1 shall be exclusively determined by this Agreement and, to the extent legally permissible, limited to a maximum amount equaling the Purchase Price. Sections 8.1, 8.2 and 9 shall apply mutatis mutandis; the main rights and obligations (Hauptleistungspflichten) under the CSCD Share Transfer Agreement shall, however, remain unaffected.

12.	GUARANTEE OF CSCD

CSCD shall guarantee all the obligations of the Buyer under this Agreement.

13.	INDEMNITY

13.1	The Seller shall compensate, indemnify and hold harmless the Buyer, or, at the election of the Buyer, the Company from and against 75 % of all Expenses and Losses incurred for any Indemnity Event described in Exhibit 13.1 occurring prior to the second Deferred Payment Date referred to in Section 6.2 (ii).

13.2	The Seller’s aggregate liability under the indemnity in Section 13.1 shall not exceed EUR 375,900.00. The Buyer’s right for recourse from the Seller under this Section 13 shall be limited to the right to set-off pursuant to Section 6.3. Sections 9.6 through 9.8 shall apply mutatis mutandis. Any matters covered by this Section 13 shall, for the avoidance of doubt, not be taken into account for purposes of the Effective Date Financial Debt or as reduction of Effective Date Net Working Capital.

14.	NON-SOLICITATION AND NON-COMPETITION

14.1	The Seller and Brockhaus undertake for a period of three (3) years from the Effective Date not to solicit, directly or indirectly, any Employees without the prior consent of the Buyer. Nothing shall, however, prevent the Seller or Brockhaus from hiring any Employee who applies for any position with the Seller or Brockhaus (without solicitation by the Seller or Brockhaus) that is advertised publicly.

14.2	The Seller and Brockhaus undertake for a period of three (3) years from the Effective Date not to, directly or indirectly, solicit, direct, encourage, induce or in any way divert any customer of the Business to terminate such customer’s relationship with the Business or Buyer or to do business with any competitive business.

14.3	Within the territory on which the Company has offered its products and services prior to the Effective Date, the Seller and Brockhaus undertake for a period of one (1) year from the Effective Date not to, neither directly nor indirectly, carry on, engage in or support any business that competes with the Business without the prior written consent of the Buyer.

15.	ORDINARY COURSE OF BUSINESS

15.1	Except as provided otherwise for under this Agreement, as from the date hereof until the Effective Date the Seller shall not change the corporate status of or shareholdings in the Company.

15.2	As from the date hereof until the Effective Date the Seller shall procure that, except as provided otherwise for under this Agreement, the Company continues to operate the Business in the ordinary course, and consistent with past practice.

16.	POST-CLOSING COVENANTS OF THE SELLER AND BROCKHAUS

16.1	Restrictions on CSCD Shares

The Seller acknowledges that the CSCD Shares referenced to in this Agreement and transferred under the CSCD Share Transfer Agreement are restricted shares of CSCD’s common stock. In addition to any other restrictions on the transfer or other disposition of the CSCD Shares set forth in this Agreement or the CSCD Share Transfer Agreement and except as set forth in Section 8.3, the Seller shall, and Brockhaus shall procure that the Seller shall, not transfer or dispose of any of the CSCD Shares for a period of twelve (12) months after the issuance of the CSCD Shares to the Seller.

16.2	Financial Condition of the Seller

16.2.1	As of the Effective Date, the Seller shall have no liabilities (i) qualifying as debt items within the definition of “Effective Date Financial Debt” and/or (ii) liabilities vis-à-vis its shareholders or their Affiliates and have (iii) no issued guarantees and/or granted securities and/ or similar financial instruments outstanding other than (x) the existing shareholder loans and (y) the former acquisition loan of UniCredit Bank AG acquired by Par Sieben GmbH, an Affiliate of Brockhaus provided, however, that any and all liabilities under (x) and (y) shall be subordinate to any obligations or liabilities of the Seller, in particular those under or in connection with this Agreement towards the Buyer or CSCD, by qualified subordination declarations (qualifizierte Rangrücktrittserklärungen) of each such creditor of the Seller (the “Seller’s Financial Conditions”). For a period of eighteen (18) months following the Effective Date, the Seller shall maintain these Financial Conditions.

16.2.2	For a period of eighteen (18) months following the Effective Date, the Seller shall retain the CSCD Shares or cash proceeds resulting from the sale of CSCD Shares in an amount or value equaling 150 % of the Liability Cap, and, if applicable as from the first anniversary of the Effective Date, an amount or value equaling 150 % of the Lowered Liability Cap.

16.2.3	If a Notified Claim was made during the period of eighteen (18) months following the Effective Date, after such 18-months anniversary the Seller shall maintain the Financial Conditions and shall retain the CSCD Shares or cash proceeds resulting from the sale of CSCD Shares in an amount or value equaling all Notified Claims but not exceeding the Liability Cap if applicable to the Notified Claims until all Notified Claims are finally settled or rejected with binding effect on the Seller and the Buyer.

16.2.4	For the purposes of the covenants contained in this section, the CSCD Shares shall be valued monthly using the CSCD Share closing price on the NASDAQ Global Market as of the last trading day of each month – beginning one month following closing of the transaction contemplated by this Agreement – and at any time when CSCD Shares are intended to be transferred using the CSCD Share closing price on the NASDAQ Global Market as of such date. The number of CSCD Shares to be retained according to the covenants contained in this Section 15 shall be adjusted from time to time accordingly, it being understood that the Seller shall not be obliged to re-purchase CSCD Shares sold and transferred to third parties or to reclaim any distributions made without violation of this Section 16 in accordance with the terms of this Agreement.

16.2.5	The Seller and Brockhaus shall quarterly – beginning on the Closing Date – or upon reasonable request of the Buyer or CSCD provide verification and/or affirmative statements to the Buyer or CSCD that the covenants contained in this section have been maintained. In particular, the Seller and/or Brockhaus shall provide Buyer and CSCD with any financial statements of the Seller.

16.2.6	Brockhaus shall procure that the Seller will comply with the covenants contained in this section. Brockhaus commits to undertake no measure whatsoever, and shall procure that the Seller will not undertake any measure whatsoever, which results in a breach of the covenants contained in this section (including, without limitation, encumbrances of the CSCD Shares, liquidation or insolvency of the Seller caused by a breach of such covenants). In addition, Brockhaus shall indemnify and hold harmless the Buyer from and against any Losses and Expenses of Buyer, CSCD or the Company under or in connection with this Agreement not recoverable from the Seller due to a breach by Seller of the provisions of this Section 16 (however, without any obligation of Brockhaus under this sentence to make any additional capital contributions to the Seller) and Brockhaus shall be obliged in this regard to immediately, but not later than five (5) Business Days after the breach of any of the covenants contained in this Section 16, pay an amount equal to the Liability Cap, or, if applicable at such time, Lowered Liability Cap, into an escrow account to be jointly established with counsel to Buyer and counsel to Seller.

16.3	Corporate name

The Parties agree that any rights pertaining to the corporate name of the Company “ATT” shall belong to the Company and thus transfer together with the Shares in accordance with this Agreement. In this respect, without undue delay following the Effective Date, Brockhaus and the Seller undertake to change the Seller’s company name and to take all necessary and appropriate steps that any use of “ATT” within a or as a corporate name, mark, sign, logo or the like in the Seller’s business dealings and specifically on any business materials (e.g. business paper, business cards) or any other materials distributed or accessible to third parties will be changed so as to exclude therefrom “ATT”.

16.4	Chain of title documents

Without undue delay following Closing, the Seller shall provide the Buyer with certified copies (beglaubigte Abschriften) of the incorporation deed and, as from its incorporation any deed relating to increases of the share capital of the Company (including corresponding subscription letters) and to transfers of the shares of the Company.

17.	CO-OPERATION

17.1	Each Party shall co-operate, at its own cost and expense, with the other on the reasonable request of the other to give full effect to this Agreement.

17.2	In addition, each Party shall execute such documents and take such further actions as may be reasonably requested by the other Party to carry out the provisions of this Agreement and the transactions contemplated in this Agreement, and to obtain in a timely manner all necessary waivers, consents and approvals to effect all necessary registrations and filings.

17.3	The Buyer will, at the Seller’s expense and on reasonable notice, procure that the Seller and the Seller’s agents and advisors are given access during normal business hours to the books and records of the Company insofar as such books and records relate to the period ending at Closing, and are permitted to take copies of them, for the purpose of the Seller’s compliance with the requirements of any Competent Authority.

18.	PAYMENTS

18.1	Seller’s Account

Any payments to the Seller under or in connection with this Agreement shall be made by wire transfer in immediately available funds, free of any costs or charges into the following bank account (the “Seller’s Account”):

Account Holder:	ATT Holding GmbH
Bank:	HypoVereinsbank München
BIC:	HYVEDEMMXXX
IBAN:	DE41700202700668527477

or such other bank account as the Seller informs the Buyer in writing at least five (5) Business Days prior to the date on which the payment becomes due and payable.

18.2	Buyer’s Account

Any payments to the Buyer under or in connection with this Agreement shall be made by wire transfer in immediately available funds, free of any costs or charges into the following bank account (the “Buyer’s Account”):

Account Holder:	Cascade Microtech GmbH
Bank:	HypoVereinsbank München
BIC:	HYVEDEMMXXX
IBAN:	DE43700202700651509858

or such other bank account as the Buyer informs the Seller in writing at least five (5) Business Days prior to the date on which the payment becomes due and payable.

19.	COSTS AND EXPENSES

19.1	Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and performance of this Agreement.

19.2	The Buyer shall pay the notary fees of the notarization of this Agreement.

20.	THIRD PARTY RIGHTS

This Agreement and the documents referred to in it are made for the benefit of the parties to them and their successors and permitted assigns, and are not intended to be enforceable by any other person.

21.	CONFIDENTIALITY, ANNOUNCEMENTS

21.1	Each Party shall keep confidential and shall procure that each and every Affiliate of such Party keeps confidential:

21.1.1	the negotiations relating to and concerning this Agreement;

21.1.2	the subject matter and terms and conditions of this Agreement;

21.1.3	in the case of the Seller:

(a)	all confidential information of the Buyer and its Affiliates made available to the Seller by the Buyer in the course of the negotiations preceding the signing of this Agreement;

(b)	all information provided to Seller pursuant to Section 17.3; and

(c)	all information relating to the Company; and

21.1.4	in the case of the Buyer, all confidential information of the Seller and its Affiliates and the Company made available to the Buyer by the Seller, its Affiliates or representatives in the course of the negotiations preceding the signing of this Agreement, provided that nothing in this Section 21.1.4 shall require the Buyer to keep any information relating to the Company confidential once Closing has occurred.

21.2	Notwithstanding the foregoing, either Party may disclose any information that it is otherwise required to keep confidential under this Section, provided however that any information on CSCD which is not retrievable from CSCD’s website or has not been filed with the U.S. Securities and Exchange Commission shall only be disclosed upon CSCD’s prior written consent:

21.2.1	intentionally left blank;

21.2.2	to such employees, professional advisors, consultants, or officers of itself and its shareholders and any Affiliate of such Party as is reasonably necessary to advise on this Agreement, or to facilitate the transactions provided for in this Agreement, provided the disclosing Party procures that any person to whom the information is disclosed keeps it confidential and adheres to the provisions of this Section 21 as if he were that Party; or

21.2.3	the terms of the transactions contemplated under this Agreement to the extent the disclosure is reasonably required for purposes of investor reporting and fund raising activities of Brockhaus with respect to existing and future investors in the Brockhaus funds; or

21.2.4	with the other Party’s written consent; or

21.2.5	to the extent that the disclosure is required:

(a)	by Regulatory Requirements; in particular the Buyer may file a copy of this Agreement with the U.S. Securities and Exchange Commission;

(b)	by a Competent Authority;

(c)	to make any filing with, or obtain any authorization from, a Competent Authority in connection with the transactions contemplated by this Agreement; or

(d)	to protect the disclosing Party’s interest in any legal proceedings;

but will use reasonable endeavors to consult the other Party and to take into account any reasonable requests it may have received in relation to the disclosure before making it.

21.3	Each Party must supply the other with any information about itself, any Affiliate of such Party, its business or this Agreement as the other may reasonably require for the purposes of satisfying any Regulatory Requirements or requirements of any securities exchange to which the requiring Party is subject.

21.4	No Party shall make any formal press release or other public announcement in connection with this Agreement except:

21.4.1	an announcement in a form agreed by the Buyer and the Seller; and

21.4.2	any announcement required by any applicable Regulatory Requirements (provided that, unless such consultation is prohibited by Regulatory Requirements, it is made only after consultation with the Buyer or the Seller, as the case may be).

21.5	The provisions of the Confidentiality Agreement are hereby terminated subject to the occurrence of Closing, provided that such termination shall be without prejudice to any claims of either Party which have arisen under the Confidentiality Agreement prior to the date hereof.

22.	DEPOSITION

22.1	The documents which were made available in the electronic data room provided by DRooms between 19 August and 27 September 2013 are contained in one (1) CD-ROM which is deposited with the acting notary at the time of the signing of this Agreement. The Parties hereby jointly instruct the acting notary to take the CD-ROM in custody (Verwahrung).

22.2	Each Party may at any time upon one (1) week’s prior written notice to the other Parties and the acting notary inspect the content of the CD-ROM at the acting notary’s office with the requesting Party’s own technical equipment. The other Parties shall have the right to participate in such inspection of the CD-ROM by the requesting Party. In the event of arbitration proceedings, or court actions, as the case may be, the acting notary shall, at the request of the arbitral tribunal or the court with the approval of any one of the Parties, deliver a copy of the CD-ROM to the arbitral tribunal or the court. Apart from that, the acting notary shall only hand out the CD-ROM or copies thereof upon a joint written instruction of the Seller and the Buyer or pursuant to an enforceable decision of an arbitral tribunal or a court.

22.3	The acting notary may destroy the CD-ROM deposited six (6) years from the Closing Date after having given each of the Parties and the Company the opportunity to take copies of the contents of the CD-ROM.

23.	NOTICES AND COMMUNICATIONS

23.1	Any notice to be given under this Agreement shall be in writing and shall either be delivered by hand or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

23.2	Notices must be sent to the address of the relevant Party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may previously have been notified to the sending Party in accordance with this Section. Each communication shall be marked for the attention of such person as is set out below, or has previously been notified to the sending Party in accordance with this Section.

If to the Seller, to:

Address:	ATT Holding GmbH (to be renamed in CM Beteiligungs GmbH) Nördliche Münchner Str. 23 82031 Grünwald

Fax:	+49 89 255 42162

E-mail:	hjr@rotberg-law.com

Attention:	Dr. Hans-Jörg Rotberg

with a copy for information purposes only to:

Address:	P+P Pöllath und Partner Hofstatt 1 80331 München Germany

Fax:	+49 89 24 240-999

E-mail:	philipp.braunschweig@pplaw.com

Attention:	Philipp von Braunschweig

If to the Buyer, to:

Address:	Cascade Microtech GmbH Süss Straße 1 01561 Thiendorf, Germany

Fax:	+49 35240 73-700

E-mail:	Claus.Dietrich@cmicro.com

Attention:	Claus Dietrich

with a copy for information purposes only to:

Address:	CMS Hasche Sigle Barckhausstraße 12-16 60325 Frankfurt/Main, Germany

Fax:	+49 69 71701-40613

E-mail:	Joachim.Dietrich@cms-hs.com

Attention:	Dr. Joachim Dietrich

If to Brockhaus, to:

Address:	Brockhaus Private Equity II Verwaltungs GmbH Myliusstrasse 30 60323 Frankfurt/Main, Germany

Fax:	+49 69 7191 6171

E-mail:	wilhelm@brockhaus-pe.com

Attention:	Jan-Daniel Neumann / Dr. Marcel Wilhem

with a copy for information purposes only to:

Address:	P+P Pöllath und Partner Hofstatt 1 80331 München Germany

Fax:	+49 89 24 240-999

E-mail:	philipp.braunschweig@pplaw.com

Attention:	Philipp von Braunschweig

If to CSCD, to:

Address:	Cascade Microtech, Inc. 9100 SW Gemini Drive Beaverton, Oregon 97008, USA

Fax:	+1 503 601 1001

E-mail:	michael.burger@cmicro.com

Attention:	Michael Burger/Jeff Killian

with a copy for information purposes only to:

Address:	CMS Hasche Sigle Barckhausstraße 12-16 60325 Frankfurt/Main, Germany

Fax:	+49 69 71701-40613
E-mail:	Joachim.Dietrich@cms-hs.com

Attention:	Dr. Joachim Dietrich

23.3	A communication shall be deemed to have been received:

23.3.1	if delivered by hand or courier company, at the time of delivery; and

23.3.2	if sent by facsimile, at the time of completion of transmission by the sender.

If under this Section a notice would be deemed to have been received outside normal business hours (being 9:30 a.m. to 5:00 p.m. on a Business Day) in the time zone of the territory of the recipient then the notice will be deemed to have been received at the next opening of business hours in the place of receipt.

23.4	In proving receipt of the notice, it shall be sufficient to show that delivery by courier was made or that the facsimile was dispatched and a confirmatory transmission report received.

23.5	A Party may notify the other Parties of a change to its name, relevant person, address or facsimile number for the purposes of this Section and notification shall be effective on:

23.5.1	the date specified in the notification as the date on which the change is to take place; or

23.5.2	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been served.

23.6	For the avoidance of doubt, the Parties agree that the provisions of this Section do not apply to the service of any writ, summons, order, judgment or other document relating to or in connection with any legal proceedings.

24.	LANGUAGE

This Agreement and all notices or formal communications under or in connection with this Agreement shall be in English.

25.	NO ASSIGNMENT

25.1	Neither Party may assign, transfer, charge or deal in any way with the benefit of, or any of their rights under or interest in, this Agreement, without the prior written consent of the other Parties.

25.2	This Agreement shall be binding on and endure for the successors in title of the Parties and their permitted assigns and references to the Parties shall be construed accordingly.

26.	NO SET-OFF OR RETENTION

Except as otherwise provided in this Agreement, no Party shall be entitled (i) to set off (aufrechnen) any claims it may have under this Agreement against any claims any other Party may have under this Agreement or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the Party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) are not disputed by any other Party or have been confirmed by final decision of a competent court (Gericht) or arbitral tribunal (Schiedsgericht) or - if claimed in legal proceedings - a decision on the rights and claims of the Party can be taken in the last oral hearing.

27.	NOTIFICATION TO THE COMMERCIAL REGISTER

27.1	The Parties jointly and irrevocably instruct the certifying notary to notify the commercial register without undue delay after the occurrence of Closing of the transfer of the Shares by submitting an updated shareholders’ list with notarial certificate pursuant to § 40 (2) of the Limited Liability Companies Act and to submit a copy of the updated list to the Parties and to the Company.

27.2	The Seller undertakes vis-à-vis the Buyer not to act as a Company shareholder any more until the shareholders’ list submitted to the commercial register by the notary has been included in the commercial register (§ 16 (1) sentence 1 of the Limited Liability Companies Act).

28.	SHAREHOLDER RIGHTS

The Parties are aware that the Buyer is not entitled to exercise the shareholder rights towards the Company until the shareholders’ list in which he is named as new shareholder is entered in the commercial register but any exercise of shareholder rights by the Buyer occurring prior to such entry will be deemed to be retroactively effective as set forth in Section 16 of the Limited Liability Companies Act.

29.	AMENDMENT AND WAIVER

29.1	Any amendment or variation of this Agreement must be (a) in writing and signed by or on behalf of all Parties and (b) notarized if so required under German law. This shall equally apply to any amendment or variation of the terms set out in the preceding sentence.

29.2	A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the person to which the waiver is addressed and the circumstances for which it is given. This shall equally apply to any waiver of the provisions of the preceding sentence.

29.3	A person who waives a right in relation to one person, or takes or fails to take any action against that person, does not affect his rights against any other person.

29.4	The failure or delay by a Party in exercising any right or remedy under or in connection with this Agreement will not constitute a waiver of such right or remedy.

29.5	No waiver of any term or provision of this Agreement or of any right or remedy arising out of or in connection with this Agreement shall constitute a continuing waiver or a waiver of any term, provision, right or remedy relating to a subsequent breach of such term, provision or of any other right or remedy under this Agreement.

30.	SEVERANCE

Should one or more provisions of this Agreement be or become invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions of this Agreement. The same shall apply if the Agreement does not contain an essential provision. In place of the invalid or unenforceable provision, or to fill a contractual gap, such valid and enforceable provision shall apply which reflects as closely as possible the commercial intention of the Parties as regards the invalid, unenforceable or missing provision. The legal principle contained in § 139 of the Civil Code, including in the sense of reversal of the burden of proof, shall not apply.

31.	ENTIRE AGREEMENT

31.1	In this Section, references to this Agreement include all other written agreements and arrangements between the Parties which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

31.2	This Agreement constitutes the entire and only agreement and understanding between the Parties in relation to its subject matter. Subject to Section 31.4, all previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties with any bearing on the subject matter of this Agreement are superseded and extinguished to the extent that they have such a bearing. Each Party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement.

31.3	All Exhibits and Schedules to this Agreement shall form an integral part of this Agreement, except to the extent that they have been attached for documentation purposes only.

31.4	Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

32.	GOVERNING LAW AND JURISDICTION

32.1	This Agreement (including its validity and interpretation) and all contractual and non-contractual obligations arising in connection with it, save for the CSCD Share Transfer Agreement governed by the laws of the State of Oregon, shall be governed by and construed in accordance with German law, excluding the United Nations Convention on Contracts for the International Sale of Goods 1980 and any rule of law which would cause the application of any laws other than German law.

32.2	All and any disputes or differences arising out of or in connection with this Agreement, or its breach, termination or invalidity (a “Dispute”) shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in force as at the time of the Dispute.

32.3	The place of arbitration is Frankfurt/Main, Germany. The arbitration proceedings shall be conducted in the English language. The number of arbitrators shall be three, unless the Parties agree otherwise in writing.

32.4	Nothing in this Agreement shall restrict or prohibit any Party from applying to any court of competent jurisdiction for any interim measure of protection in respect of the subject matter of the Dispute.

* * * * *

SHAREHOLDERS’ RESOLUTION

of

ATT Holding GmbH

1.	Brockhaus Private Equity II Verwaltungs GmbH, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt/Main, under HRB 78000, with its registered office address at Myliusstraße 30, 60323 Frankfurt/Main, Germany,

2.	Mr. Markus Eibl, born 22 May 1968, resident Reichenbachstraße 22, 80469 Munich and

3.	Mr. Frederik Cheung, born 12 June 1964, resident Josef-Vötter-Straße 20, 81545 Munich are the sole shareholders (the “Shareholders”) of ATT Holding GmbH, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, under HRB 168861 (the “Company”), holding all shares in the Company in the aggregate nominal amount of EUR 100,000.

Mr Markus Eibl and Mr Frederik Cheung hereby declare and acknowledge that (i) in connection with the sale and transfer of all shares in ATT Advanced Temperature Test Systems GmbH to the Company under the share sale and transfer agreement dated 3 August 2007, they received the entire consideration owed to them for such sale and transfer, (ii) they validly subscribed to the newly issued shares in the Company as provided for in or in connection with such agreement, and (iii) they shall have no recourse against the sale and transfer of all shares in ATT Advanced Temperature Test Systems GmbH to the Company.

Waiving all requirements as to form and time, provided by law or the articles of association of the Company with regard to convocation, announcement and holding of shareholders’ meetings and for passing resolutions, the Shareholders hereby hold an extraordinary shareholders’ meeting of the Company and unanimously resolve as follows:

Consent is hereby given to the conclusion and execution of the agreement (including all its exhibits) for the sale and transfer of all shares in ATT Advanced Temperature Test Systems GmbH between the Company as seller and Cascade Microtech GmbH as buyer (Part I of this deed).

The Shareholders hereby irrevocably waive any right to take rescission or annulment actions (Verzicht auf Anfechtungs- oder Nichtigkeitsklage) against the foregoing resolution.

No further resolutions were passed. Thus, the shareholders’ meeting is closed.

* * * * *

EXHIBIT 3.4

CASCADE MICROTECH, INC.

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (the “Agreement”) is made as of October 1, 2013 by and among Cascade Microtech, Inc., an Oregon corporation (the “Company”), Cascade Microtech GmbH, a limited liability company incorporated in Germany and wholly owned subsidiary of the Company (“Transferor”), and ATT Holding GmbH (“Transferee”), a limited liability company incorporated in Germany and the sole legal owner of all issued shares in ATT Advanced Temperature Test Systems GmbH (“ATT”), a limited liability company incorporated in Germany. Unless otherwise defined in this Agreement, capitalized terms have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

RECITALS

A. The Company is a public company with shares of its common stock, par value $0.01 per share (“Common Stock”), currently listed on the Nasdaq Global Market under the symbol “CSCD”.

B. The Company has issued to Transferor 1,608,387 shares of the Company’s Common Stock (including any shares of Common Stock issued as a dividend or in connection with any stock split effected subsequent to the issuance thereof, the “Shares”).

C. The Company, Transferor, Transferee and Brockhaus Private Equity II Verwaltungs GmbH, a limited liability company incorporated in Germany, desire to enter into an Agreement on the Sale and Transfer of All of the Shares in ATT Advanced Temperature Test Systems GmbH (the “Purchase Agreement”), pursuant to which Transferor will acquire from Transferee all of the issued and outstanding shares of ATT (the “ATT Shares”).

D. It is a condition to the transactions contemplated by the Purchase Agreement that the Company, Transferor and Transferee enter into this Agreement, to provide for (a) the transfer of the Shares from Transferor to Transferee as part of the purchase price to be paid by Transferor to Transferee for the ATT Shares and (b) certain additional representations, warranties and covenants pertaining thereto, as set forth herein.

AGREEMENT

In consideration of the mutual covenants and representations set forth below, the Company, Transferor and Transferee agree as follows:

1. Transfer of the Shares. Subject to the terms and conditions of the Purchase Agreement and this Agreement, Transferor agrees to transfer to Transferee, and Transferee agrees to accept from Transferor, the Shares. The transfer of the Shares pursuant to this Agreement will satisfy Transferor’s obligations under the Purchase Agreement to pay the Stock Purchase Price to Transferee.

2. Closing. Prior to or concurrently with the Closing, the Company and Transferor will deliver to the Company’s transfer agent, Computershare (the “Transfer Agent”), instructions (in form and substance satisfactory to Transferee) for the electronic transfer of the Shares, which shall be effected as soon as possible following the Closing, from Transferor’s designated book-entry account to a book-entry account with the Transfer Agent in the name of Transferee. The Company and the Transferor covenant and agree to execute and deliver all documents and instruments and to take such further actions (including providing any additional appropriate instructions and authorization to the Transfer Agent) required to accomplish the timely transfer of the Shares to Transferee as contemplated by the Purchase Agreement and this Agreement, which transfer shall in all cases be completed within no more than four business days following the Closing and shall be effective as of the date of the Closing.

3. Restrictions on Transfer.

A. Transferee understands and agrees that the Company shall cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) (or noted with any book entries) evidencing ownership of the Shares, together with any other legends that are required by applicable state or federal securities laws:

Basic Legend

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES OR (B) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER SUCH ACT.

UPON WRITTEN REQUEST, THE CORPORATION WILL FURNISH TO ANY SHAREHOLDER, WITHOUT CHARGE, A FULL STATEMENT OF THE DESIGNATION, PREFERENCE, LIMITATIONS, AND RELATIVE RIGHTS APPLICABLE TO THE SHARES OF EACH CLASS OF STOCK AUTHORIZED TO BE ISSUED AND, WITH RESPECT TO ANY PREFERRED OR SPECIAL CLASS WHICH THE CORPORATION IS AUTHORIZED TO ISSUE IN SERIES, THE VARIATIONS IN RIGHTS, PREFERENCES AND LIMITATIONS FOR SHARES OF EACH SUCH SERIES, SO FAR AS THE SAME HAVE BEEN FIXED AND DETERMINED, AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO FIX AND DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES.

Lock-Up Legend

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE CORPORATION AND THE HOLDER HEREOF. SUCH AGREEMENT PROVIDES FOR CERTAIN RESTRICTIONS ON TRANSFER OF THE SECURITIES. THE SECRETARY OF THE CORPORATION WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

The foregoing “Basic Legend” (or equivalent book entry notation) shall be promptly removed upon request by Transferee (a) upon the effectiveness of any registration statement with respect to such Shares, (b) with respect to the transferred Shares, in connection with any sale or transfer following the Lock-Up Period (as defined below) of some or all of such Shares pursuant to Rule 144 (“Rule 144”) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or another valid exemption from registration as a result of which such Shares no longer are deemed to be “restricted securities” as defined in Rule 144 and (c) immediately upon the expiration of the Lock-Up Period upon Company counsel’s reasonable satisfaction based solely on appropriate factual representations from Transferee that Transferee is not then an “affiliate” of the Company for purposes of Rule 144. The foregoing “Lock-Up Legend” (or equivalent book entry notation) shall be promptly removed upon request by Transferee at any time from and after the expiration of the Lock-Up Period. The Company and the Transferor covenant and agree to execute and deliver all documents and instruments and to take such further actions (including providing any additional appropriate instructions and authorization to the Transfer Agent) reasonably required to accomplish the foregoing removals of legends.

B. Limitations on Transfer. During the period from the Closing to the first-year anniversary of the Closing (the “Lock-Up Period”), and except for any transfer of Shares to Transferor pursuant to Section 8.3 of the Purchase Agreement, the Company shall not be required (i) to cause to be transferred by the transfer agent any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Section 3 or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

C. Lock-Up Period. Transferee hereby agrees that, other than restrictions and encumbrances arising under the Purchase Agreement, Transferee shall not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any of the Shares, nor shall Transferee enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares, during the Lock-Up Period, other than a transfer of Shares pursuant to Section 8.3 of the Purchase Agreement. Transferee further agrees, if so requested by the Company or any representative of its underwriters for any underwritten public offer of Common Stock in which some or all of the Shares are included, to enter into such underwriter’s standard form of “lockup” or “market standoff” agreement in a customary form reasonably satisfactory to the Company and such underwriter; provided, however, that the duration of such lockup or market standoff restriction shall not continue beyond the end of the Lock-Up Period. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of the Lock-Up Period.

4. Representations and warranties of Transferee. Transferee hereby represents and warrants to Transferor and the Company as set forth below in this Section 4 as of the date of this Agreement and as of the date of the Closing, and acknowledges that the Company and Transferor are relying thereon in transferring the Shares:

A. Acquiring for investment. Transferee is acquiring the Shares solely for investment purposes, and not with a view to a distribution thereof. Transferee is not a party to, and does not presently intend to enter into, any contract or other arrangement with any other person or entity involving the resale, transfer, grant of participation with respect to, or other unregistered distribution of, any of the Shares.

B. Informed about the Company; U.S. Securities Laws. Transferee is sufficiently aware of the Company’s business affairs and financial condition to reach an informed and knowledgeable decision to acquire the Shares. Transferee has had opportunity to discuss the plans, operations and financial condition of the Company with the Company’s officers and to review the information about the Company contained in the Company’s publicly available filings with the Securities and Exchange Commission (“SEC”). Transferee is aware that (i) the Company is a publicly traded company and (ii) the United States securities laws prohibit any person who has material, nonpublic information regarding a public company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Transferee agrees to comply with such securities laws and to not so use or communicate to any other person any material, nonpublic information regarding the Company or its business in violation of such laws.

C. Restricted securities. Transferee understands that the Shares are “restricted securities” under the rules and regulations of the SEC in that neither the original issuance of the Shares to Transferor nor the subsequent transfer of the Shares to Transferee has been registered under the Securities Act in reliance upon exemptions for non-public offerings.

D. Authority and non-contravention. The execution and delivery of this Agreement and the performance by Transferee of its obligations under this Agreement do not violate any order, judgment, injunction, agreement or controlling document to which Transferee is a party or by which Transferee is bound, and (i) Transferee is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it has been formed, (ii) Transferee has the right and power under its organizational instruments to execute and deliver this Agreement and to perform its obligations hereunder, (iii) this Agreement has been duly authorized by all necessary action on the part of all officers, directors, partners and shareholders of Transferee and will not violate any agreement to which Transferee is a party and (iv) the individual executing and delivering this Agreement on behalf of Transferee is authorized to do so on behalf of Transferee.

E. Accredited investor. Transferee is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

Representations and Warranties of the Company and Transferor. The Company and Transferor hereby jointly and severally represent and warrant to Transferee that all representations and warranties set forth in Exhibit 11.1 to the Purchase Agreement are true, accurate and not misleading as at the date hereof and on the Effective Date.

5. Covenants. With a view to making available to Transferee the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit Transferee, following the Lock-Up Period, to sell the Shares to the public without registration, the Company hereby covenants and agrees that for so long as Transferee beneficially owns any Shares, the Company shall:

A. make and keep available adequate current public information, as those terms are used and defined in Rule 144, at all times;

B. use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

C. furnish to Transferee so long as it beneficially owns any Shares, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act; and (ii) such other information as may be reasonably requested in availing to Transferee any rule or regulation of the SEC that permits the selling of any such securities without registration; and

D. provide reasonable assistance to Transferee (and not seek to unreasonably prevent or restrict or require a legal opinion or “no action” letter) (i) in any transaction involving the Shares in compliance with Rule 144 or (ii) following the Lock-Up Period, in any transaction in which Transferee distributes Shares to an affiliate thereof for no consideration.

6. General Provisions.

A. Choice of Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Oregon, U.S.A.

B. Integration. This Agreement represents the entire agreement between the parties with respect to the transfer of the Shares by Transferor to Transferee and supersedes and replaces any and all prior written or oral agreements regarding the subject matter of this Agreement.

C. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by the Company, Transferor or Transferee pursuant to the terms of this Agreement shall be made as set forth in Section 22 of the Purchase Agreement.

D. Successors. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon the parties and their respective successors and permitted assigns.

E. Assignment; Transfers. Except as set forth in this Agreement, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred or delegated by any party hereto without the prior written consent of the other parties hereto. Any attempt by any party hereto, without such consent, to assign, transfer or delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Notwithstanding the foregoing, but without waiving any otherwise applicable transaction consent or approval rights of Transferee under applicable law, the Company shall not require any such consent for any acquisition by the Company by merger, a sale of all or substantially all of its assets or otherwise.

F. Waiver and Amendment. Any party’s failure to enforce or any delay in enforcing any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing the same or any other provision of this Agreement. The rights and remedies granted to the parties hereunder are cumulative and not exclusive of any other right or remedy available hereunder or at law or in equity, and any party’s decision to enforce or defer enforcing any specific right or remedy shall not constitute a waiver of its right to assert that right or remedy or any other legal right remedy available to it. Any waiver by any party of any of its rights hereunder, and any amendment to this Agreement must be set forth in writing and signed by the relevant parties to be bound thereby.

G. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Nothing contained herein shall prevent a party from seeking damages or any other right or remedy otherwise available to such party in the event that specific performance is not available or elected.

H. Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.

I. Adjustment for Stock Split. All references to the number of Shares shall be adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made after the date of this Agreement.

J. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile or pdf copies of signed signature pages shall be binding originals.

(signature page follows)

The parties represent that they have read this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand this Agreement.

COMPANY: CASCADE MICROTECH, INC.	TRANSFEROR: CASCADE MICROTECH GMBH

By:	By:

Name:	Name:

Title:	Title:

TRANSFEREE: ATT HOLDING GMBH

By:

Name:

Title:

SIGNATURE PAGE TO SHARE TRANSFER AGREEMENT

EXHIBIT 7.1

SELLER’S WARRANTIES

The Seller warrants to the Buyer in the form of a warranty (selbständiges Garantieversprechen) under § 311 (1) of the Civil Code that each of the Seller’s Warranties contained herein is true, accurate and not misleading as at the date hereof and on the Effective Date or at such date expressly specified in a Warranty, it being understood that Warranties given to the best knowledge of Seller are given only as at the date hereof (it being understood that “as at the date hereof” means the date and time when this Agreement is signed).

1.	CORPORATE STATUS OF THE COMPANY

1.1	The information in relation to the Company in Preamble (A) through (D) is accurate and complete. The Company does not hold any share or other participatory interest in any other company or entity.

1.2	The Company has been duly incorporated and is validly existing under the laws of Germany. Schedule 1.2 contains a true and correct copy of the commercial register excerpt of the Company. All matters which are required to be entered in the commercial register have been duly entered therein and there are no matters not registered therein but required to be registered. No registrations are pending.

1.3	A complete and accurate version of the articles of association currently in force for the Company is attached as Schedule 1.3. With the exception of the Profit and Loss Pooling Agreement, there are no agreements which regulate the corporate relationships of the Company or which oblige the Company to subject itself to the management of, or transfer of profit to, a third party.

1.4	No insolvency or comparable proceedings have been commenced with respect to the Company and the Company is not unable to pay its debts as they fall due (zahlungsunfähig) or over-indebted (überschuldet). To the best knowledge of the Seller, there are no circumstances which could lead to the insolvency of the Company.

2.	TITLE TO SHARES, SHAREHOLDINGS, AUTHORITY

2.1	The Shares represent all of the issued share capital of the Company. As at the Effective Date, the Shares are free and clear of any Encumbrances or other rights of third parties or defects of title (Rechtsmängel). Unless stipulated otherwise in Schedule 2.1, no third party has any right over any of the Shares. In particular, there are no silent participations (stille Beteiligungen), profit participations (Genussrechte) or other participatory rights (Teilhaberrechte) with respect to the Shares or the Company, nor are there any rights to acquire any such participations or rights.

2.2	The Shares have been fully paid up, have not been repaid in whole or in part, and are free from subsequent payment obligations (Nachzahlungsverpflichtungen), additional payment obligations (Nebenverpflichtungen) and other payment obligations and restrictions.

2.3	The execution and performance by the Seller of this Agreement is within the Seller’s requisite power and authority, do not violate the articles of association of the Seller and have been duly authorized by all necessary corporate or other action on the part of the Seller. The Seller is not subject to any restrictions on the transfer of the Shares. Transfer of the Shares in accordance with this Agreement will result in the Buyer acquiring full, unrestricted and unencumbered ownership of the Company. With the exception of the declarations of consent contained in, and granted by virtue of, this Agreement, no further consents are required in order to validly sell and transfer the Shares.

2.4	No insolvency or comparable proceedings have been commenced with respect to the Seller and the Seller is not unable to pay its debts as they fall due (zahlungsunfähig) or over-indebted (überschuldet). To the best knowledge of the Seller, there are no circumstances which could lead to the insolvency of the Seller.

2.5	As at the date hereof there is no lawsuit, investigation or proceeding pending against or threatened against the Seller before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or delay, or may otherwise have an adverse effect on the Seller’s ability to consummate the transactions contemplated by the Agreement.

2.6

The execution, delivery and performance of the Agreement by the Seller and the consummation of the transactions contemplated hereby by the Seller do not and shall not (i) violate, conflict with, or result in any breach of, any provision of the Company’s articles of association or bylaws; or (ii) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any agreement or judgment to which the Company is a party or by which it is bound or which relates to the Business; or (iii) result in the creation of any Encumbrance on any assets of the Company; or (iv) violate any Applicable Law (with the exclusion of US law and anti-trust laws); or (v) violate or result in the suspension, revocation, modification, invalidity or limitation of any Permits.

3.	ANNUAL FINANCIAL STATEMENTS

3.1	The Reference Date Accounts are complete and accurate as required by German GAAP, applied as of the date when they were adopted, and accurately reflect – in accordance with German GAAP applied as of the date when they were adopted and consistent with past practice – the assets and liabilities (Vermögenslage), financial position (Finanzlage) and earnings position (Ertragslage) of the Company as at the Reference Date. The Reference Date Accounts were prepared with the care of a prudent businessman (mit der Sorgfalt eines ordentlichen Kaufmanns) on the basis of due and proper book-keeping (ordnungsgemäße Buchführung), in compliance with all applicable statutory provisions, and observing accounting and valuation continuity in all formal and material respects. All accounting documents which are required to be kept in accordance with any applicable commercial and tax law provisions and all other books and records have been duly and properly kept. All risks, depreciation (Wertminderungen) and losses, including pension obligations recognizable when preparing the financial statements, have been adequately taken into account in accordance with German GAAP applied as of the date when they were adopted in the form of adequate write-downs, depreciation or provisions.

3.2	All circumstances affecting asset values as at the Reference Date which became known prior to finalization of the Reference Date Accounts (wertaufhellende Tatsachen) have been duly reflected in the Reference Date Accounts. The interim financial accounts as of 31 August 2013 attached hereto as Schedule 3.2 (the “Interim Accounts”) have been properly extracted from the accounting records of the Company (which have been properly maintained by the Company using the care of a prudent businessman (mit der Sorgfalt eines ordentlichen Kaufmanns)) and prepared in accordance with the accounting rules consistently applied, it being understood that closing entries which are usually made to comply with GAAP applicable to year end accounts (Abschlussbuchungen) including but not limited to adjustments and book entries in regards of accruals, deferrals, amortizations, depreciations, taxes, adjustments of value, provisions and stock taking (Inventur) are partly not or not fully included in the figures of the Interim Accounts or have been based on estimates. To the best knowledge of the Seller, taking into account the aforementioned limitation, the Interim Accounts present a true and fair view of the assets and liabilities, financial position and earnings positions of the Company (ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage).

3.3	As at the Reference Date, any liabilities which were required to be reflected in the financial statements have been duly reflected in the Reference Date Accounts. Insofar as they are not required to be expressly reflected as a liability on the passive side (Passivseite) of the balance sheet, all contingent liabilities (Haftungsverhältnisse) and all other financial obligations are duly recorded on the balance sheet or its notes.

3.4	The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with German GAAP and to maintain asset accountability as required by German GAAP. The Company has provided or made available to Buyer copies of the accounting firms’ report relating to the review and audit of the Reference Date Accounts.

4.	ASSETS

4.1	The Company has full, unrestricted and unencumbered ownership and possession of all tangible and intangible assets used or intended for use in its businesses or which are necessary to conduct the Business in a manner currently conducted, except:

4.1.1	for those assets which it has rented (gemietet), leased for use (gepachtet) or leased (geleast), on market terms in the usual course of business,

4.1.2	to the extent that any such assets are subject to usual retention of title provisions in favor of suppliers pending payment,

4.1.3	to the extent that such assets are subject to statutory liens (gesetzliche Pfandrechte) or

4.1.4	to the extent that any such assets are subject to security rights created by the Company (in particular those created in favor of banks and suppliers), all of which are listed in Schedule 4.1.4.

4.2	Except as set forth in Schedule 4.2, all material fixed assets of the Company have been properly maintained and are as at the date hereof in a good and usable condition, subject to reasonable wear and tear.

4.3	The inventories of the Company (Vorräte, as defined in Section 266 Subsection 2B Item I of the Commercial Code) recorded in the Interim Accounts have been recorded at the costs of its purchase. The inventories in the Reference Date Accounts were, to the best knowledge of the Seller, as of the date thereof with respect to quantity and quality (i) in the case of raw materials (Rohstoffe), auxiliary materials (Hilfsstoffe) and operating materials (Betriebsstoffe) and replacement parts, not obsolete; and (ii) in the case of finished products and work in progress, not obsolete and are capable of being sold or utilized in the usual course of business at their balance sheet values (taking into account any provisions made).

4.4	With regard to inventories consigned to third parties exceeding a value in excess of EUR 5,000.00 in each individual case, the Company complies, and has at all times complied, with the relevant consignment agreements, and there are no outstanding claims of third parties to which inventories have been consigned against the Company of any kind or for any reason whatsoever except for those occurring in the ordinary course of business.

4.5	To the best knowledge of the Seller, the Company’s accounts receivable are collectable.

4.6	As at the date hereof the Company has the right to use all assets which are required to conduct the Business in a manner currently conducted.

5.	SHAREHOLDER LOANS, AGREEMENTS WITH SHAREHOLDERS OR FORMER SHAREHOLDERS

5.1	Other than the loans listed in Schedule 5.1 or Section 2.7 of the SPA, the Company has not received any loans from the Seller, the Seller’s shareholders or former shareholders of the Company, their Affiliates, or their legal predecessors, nor has the Company granted any loan to any such person which is still outstanding.

5.2	Other than the agreements listed in Schedule 5.2 or Section 2.7 of the SPA, the Company is not party to any agreements with shareholders, family members of shareholders within the meaning of § 15 (1) of the German Tax Code (Abgabenordnung) or with business entities in which the shareholders either individually or jointly have a direct or indirect participation.

6.	REAL PROPERTY

6.1	The Company does not own real property or hereditary building rights (Erbbaurechte). The Company has not purchased or otherwise acquired real property or hereditary building rights to which title has not yet been transferred.

6.2	Schedule 6.2 contains a list of all real property and buildings used, but not owned, by the Company, except parking spaces under separate lease agreements (the “Leased Real Property”). To the best knowledge of the Seller, the Company has concluded valid lease agreements in relation to the Leased Real Property. The Company is not in breach of any material obligations under such lease agreements and to Seller’s best knowledge, no other party to such lease agreements is in breach of any material obligations thereunder. The Leased Real Property is not sub-let (untervermietet) to any third party. The Leased Real Property and the buildings and other fixtures thereupon have been properly maintained, are as at the date hereof in good order and repair (normal wear and tear excepted), are as at the date hereof fit for the current use and are as at the date hereof in a condition adequate to conduct the Business in a manner as currently conducted.

7.	INTELLECTUAL PROPERTY, INFORMATION TECHNOLOGY

7.1	Subject to the exceptions and qualifications, if any, in the provisions set forth below, the Company is the owner of, or has the right to use, all Intellectual Property developed, used or exploited, held for exploitation, and/or required to be used or exploited to conduct the Business in a manner as currently conducted.

7.2	Schedule 7.2a contains a true and complete list of all applications for registration and registrations for patents, trademarks, domain names and other Owned Intellectual Property or applications for registration and registrations for Intellectual Property licensed to the Company (together the “Registered Intellectual Property”), specifying as to each the nature of such Registered Intellectual Property and the registered owner of such Registered Intellectual Property and whether this Registered Intellectual Property has been abandoned. Except as listed in Schedule 7.2b, the Company has the unrestricted right to use and license the Registered Intellectual Property.

7.3	As at the date hereof none of the Company Intellectual Property is subject to any outstanding judgment, injunction, order or decree issued against the Company which restricts the use thereof by it and no third party has challenged any Owned Intellectual Property Right in writing or, to Seller’s best knowledge, in any other manner towards the Company.

7.4	Except as set forth in Schedule 7.4, the Owned Intellectual Property is owned by the Company and free and clear of any liens, encumbrances or other rights of third parties and the Company has not granted an exclusive or non-exclusive license with respect to any Owned Intellectual Property to any third party. To the best knowledge of the Seller, none of the Owned Intellectual Property is currently being infringed, or has been previously infringed by any third party.

7.5	All registered Owned Intellectual Property is legally existing and enforceable against third parties. The Company has paid all registration or license fees when due and taken all other actions necessary to validly maintain any registrations and the enforceability of all Owned Intellectual Property save where upholding registered Owned Intellectual Property appeared commercially unreasonable to the management of the Company. As at the date hereof no third party has challenged any application for registration of, or any registered Owned Intellectual Property in writing or, to Seller’s best knowledge, in any other manner towards the Company.

7.6	Except as set forth in Schedule 7.6a, the Company has the unrestricted right to use all Intellectual Property used and/or required to be used for the conduct of the Business as currently conducted, in accordance with Applicable Law and any applicable license conditions and such right will not be restricted or adversely affected by the consummation of the Transaction. Schedule 7.6b contains a true and complete list of all agreements under which the Company is granted a license under any third party Intellectual Property other than publicly available standard off-the-shelf software. The Company is in compliance with all license conditions, as applicable, with respect to any Company Intellectual Property. All licenses granted by third parties under any Company Intellectual Property are valid, binding and enforceable on all parties thereto, and, there exist, to Seller’s best knowledge, no event or condition that violates or breaches or will result in a violation or breach of, or otherwise constitutes (with or without due notice or lapse of time or both) a default by any party thereunder, or gives any party a right to terminate the license.

7.7	Except as set forth in Schedule 7.7 and save for Indemnity Events, the Company, the conduct of the Business by the Company, the goods and services provided by the Company and the use of such goods or services and the Company Intellectual Property does not violate, infringe (directly, contributory, by inducement or otherwise) or misappropriate any Intellectual Property of any third party. The Company has at all times complied in all material respects with its obligations under the cease and desist declaration dated 29 August 2011 made towards Temptronic Corp. with regard to the use of the term “Thermochuck”. As at the date hereof no third party has notified the Company in writing or in any other manner, that the Company currently infringes, or has infringed in the past, any Intellectual Property of a third party, except as set forth in Schedule 7.7.

7.8	Except as set forth in Schedule 7.8, the Company has acquired full and unrestricted title in all Intellectual Property made by current or former employees, consultants and other third parties who contributed to the creation of any Intellectual Property for the Company that is used or is required to be used in the conduct of the Company’s Business as currently conducted. As at the date hereof no (present or former) director, officer, employee or consultant of the Company has raised any rights or claims against the Company with respect to any Owned Intellectual Property. In particular the Company complies and has complied in the past with the provision of the German Employee Inventions Act (Arbeitnehmererfindungsgesetz). There are no unsatisfied claims to remuneration for employee inventions (Arbeitnehmererfindungsvergütung) which have their legal origins in circumstances arising before the Effective Date. The Company will not lose its right to make use of the Owned Intellectual Property due to any claim made by an inventor referenced in the patent documentation or any creator of the Owned Intellectual Property or its assignee, heir or successor in law.

7.9	Except as far as made available under written agreements entered into within the ordinary course of business and containing sufficient secrecy obligations preventing unauthorized disclosure, no know-how, trade secret or other confidential information that are material to the Business (collectively “Confidential Business Information”) has been made available by the Company to any third party other than the Buyer or its Affiliates. To the best knowledge of the Seller, no Confidential Business Information has entered the public domain and, except as set forth above, no third party otherwise uses or has available or has access to any Confidential Business Information. The Company has taken all actions required in accordance with standard industry practice to protect the secrecy, confidentiality and value of the Confidential Business Information. As at the date hereof none of the Company’s rights to any Confidential Business Information has been challenged in writing or, to Seller’s best knowledge, otherwise by any third party.

7.10	Except as set forth in Schedule 7.10, the Company does not use any software other than standard off-the-shelf software in the ordinary course of the Company’s Business.

7.11	To Seller’s best knowledge and except as set forth in Schedule 7.11, the hardware, software and other information technology owned, licensed or used by the Company meet all requirements of the Company’s Business, as currently conducted, and, to Seller’s best knowledge, are free from any defects that may materially affect their functionality. The Company has properly licensed from the respective owner all copies of any third party software used by the Company. The Company operates appropriate data storage and disaster recovery plans as necessary to enable it to carry on the conduct of its business in the normal course in the event of any failure of its information technology. As at the date hereof in the last twelve (12) months, the Company has not suffered any material operational disruptions or loss of data which can be attributed to a functional disruption in the IT hardware, i.e. in particular in the computer and telecommunications systems which are used in the operations of the Company. To the best knowledge of the Seller, there are no functional disruptions to any information technology owned, licensed or used by the Company.

7.12	No source code for any software owned by the Company has been delivered, licensed, or is subject to any source code escrow obligation by the Company to a third party. The Company is not obligated under any Open Source License to distribute or make available any Intellectual Property, source code or other materials or grant any other rights to any third party.

7.13	Consummation of this Agreement will not cause the loss or impairment of any Company Intellectual Property, or give rise to any right of any third party to terminate any rights granted under any license.

8.	MATERIAL AGREEMENTS AND OBLIGATIONS

8.1	With the exception of the agreements, understandings and promises set out in Schedule 8.1 the Company is not bound by any Material Agreements and Obligations (as defined below) of the following type:

8.1.1	agreements relating to the acquisition, sale or encumbrance of any shareholding, business or real estate or of any other fixed asset or the disposition of any other material asset (other than inventory in the ordinary course of business or with a value below EUR 20,000.00);

8.1.2	joint venture, partnership, shareholder or cooperation agreements;

8.1.3	agreements with the Seller, the Seller’s shareholders or any of their Affiliates or related persons within the meaning of § 15 German Tax Code (Abgabenordnung);

8.1.4	loan agreements with, security granted in favor of, or obligations to, banks, financial institutions or other third parties (other than the loan with the principal amount of EUR 5,300.00 granted from the Company to Mr Amanuel Gaschaw);

8.1.5	guarantees (Garantien) (other than guarantees given to customers on the sold products in the ordinary course of trading), bonds (Bürgschaften), comfort letters (Patronatserklärungen), indemnity obligations (Freistellungsverpflichtungen) and similar security;

8.1.6	agreements which contain restrictions on competition or which otherwise restrict the freedom of the Company to conduct and expand the Business in any way;

8.1.7	agreements under which the Company is obliged to provide services (outside any potential warranty claims) or updates after the sale of products in excess of a value of EUR 5,000.00 in each case;

8.1.8	agreements containing rights of return exercisable against the Company and price reduction agreements with a reduction (i) on the historic purchase prices paid by the respective customer of 15 % or more or (ii) with a value involved in excess of EUR 75,000.00 per customer per agreement/order;

8.1.9	agreements containing rights and obligations to receive or make payments in foreign currencies in excess of EUR 150,000.00 in each case, where the exchange rate risk is not eliminated by hedging instruments;

8.1.10	agreements relating to forward transactions (Termingeschäfte), futures, options, swaps or other derivatives or hedging arrangements;

8.1.11	agreements with distributors, sales agents and other resellers or sales representatives;

8.1.12	agreements with consultants or advisors;

8.1.13	agreements providing “most favored nations” or similar rights to any third party with respect to the Intellectual Property or the products of the Company;

8.1.14	agreements with administrative, governmental or other public authorities or entities;

8.1.15	any long-term agreements (Dauerschuldverhältnisse) of any type other than as referred to above and other than employment or management service agreements or Leased Real Property agreements which may not be terminated by the Company on six months’ or shorter notice and without penalty;

8.1.16	all other agreements whose subject matter extends beyond the usual course of business of the Company.

8.2	Schedule 8.2 contains a true and complete list of the ten (10) major suppliers and customers of the Company (based on the aggregate consolidated revenue on purchases/sales in 2011/2012).

8.3	“Material Agreements and Obligations” for the purposes of this clause 8 shall mean all agreements and obligations of the types set forth in clause 8.1 of which the principal contractual obligations (Hauptleistungspflichten) have not been fully performed and, with respect to clauses 8.1.15 and 8.1.16, which (in each individual case) result in annual obligations or otherwise exceeding an open amount of EUR 50,000.00 (in words: fifty thousand Euros) (net).

8.4	All Material Agreements listed in Schedule 8.1 have been validly entered into on behalf of the Company and, to Seller’s best knowledge, are in full force and effect. As at the date hereof, no written notice of termination has been given, nor has any such termination been threatened or announced to the Company. Neither the Company nor, to Seller’s best knowledge, any third party to any agreement listed in Schedule 8.1 is in material default or breach under any such agreement.

8.5	In respect of the material agreements listed in Schedule 8.1 or in respect to the customer or supplier relationships listed in Schedule 8.2, to the best knowledge of the Seller, there are no threats of any amendment to the material conditions, or the scope of the business relationship, with the respective contractual partners except as set forth in Schedule 8.5. Except as listed and specifically highlighted in Schedules 8.1, 8.2, or 8.5, the Company has not entered into any agreement which restricts the Company in its freedom to enter into transactions or which place them under exclusivity obligations.

8.6	The Company is not in breach of any of the provisions of the factoring agreement concluded between the Company and A.B.S. Global Factoring AG on 17 December 2009, as amended from time to time.

8.7	All Material Agreements which could be terminated or changed on the basis of a change of control of the Company (change-of-control clauses) are completely and exhaustively listed in Schedule 8.7.

9.	WARRANTY CLAIMS AGAINST THE COMPANY

Other than the warranty claims listed in Schedule 9, no warranty claims or series of warranty claims based on the same cause for an amount exceeding EUR 20,000 (in words: twenty thousand Euros) under agreements entered into before the Effective Date have been brought against the Company as at the date hereof. The same applies to claims concerning product liability or rights of return exercisable against the Company in respect of products supplied before the Effective Date. To the best knowledge of the Seller, there is no threat of any such claim occurring, save as listed in Schedule 9.

10.	COMMERCIAL AGENCY AGREEMENTS

Other than the Agreements listed in Schedule 10, the Company is not party to any distribution (Vertragshändler), commercial agency (Handelsvertreter) or other agreements relating to distribution with a volume of more than EUR 50,000 p.a. (net of VAT) over the last 12 months. None of the distributors (Vertragshändler), commercial agents (Handelsvertreter) or other distribution partners of the Company listed in Schedule 10 qualifies as an employee of the Company. There are no rights against the Company arising from the suspension or termination of agreements effected prior to the date hereof with any such persons, in particular there are no rights of commercial agents or distributors to compensation for termination effected prior to the date hereof.

11.	GOVERNMENTAL PERMITS, COMPLIANCE

11.1	The Company has all governmental, regulatory and other permits, licenses, authorizations and consents (the “Permits”) required to conduct the Business as currently conducted. As at the date hereof none of the Permits has been withdrawn, amended or revoked in whole or in part and, to the Seller’s best knowledge, there is no threat of any such withdrawal, amendment or revocation. To the best knowledge of the Seller, there are no circumstances which could lead to the restriction or revocation of any such Permits.

11.2	In conducting the Business, the Company does not breach any rights of third parties (other than intellectual property rights, as to which Seller warrants only the matters set forth in Section 7 above) or Applicable Law, including competition or trade law or official licenses or concessions save for breaches which are not material.

11.3	The Company is not liable for the repayment of any state aids or other subsidies (including investment grants (Investitionszulagen) and discretionary capital grants (Investitionszuschüsse)) provided that such liability has not been caused by actions taken after the Effective Date.

11.4	Neither the Company, nor any officer, director or agent of the Company acting on behalf of the Company, has, with respect to the Business, directly or indirectly, offered, promised, authorized or made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services to: (i) influence an act or decision of that government official (including a decision not to act); (ii) induce such a person to use his or her influence to affect any government act or decision; (iii) obtain favorable treatment for the Company, or any affiliate of the Company, in securing business for the Company, (iv) pay for favorable treatment for the Company or any affiliate of the Company, (v) obtain special concessions, or for special concessions already obtained, for the Company; or (vi) otherwise benefit the Company in violation of any Applicable Law. Neither the Company, nor any officer, director or agent of the Company, has, with respect to the Business, (i) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value for the purpose of providing a benefit to the Company or the Business.

12.	ENVIRONMENT

There is no environmental contamination on the real properties used by or places of business of the Company (contamination of the soil, water, groundwater, air, buildings or plants and equipment of the businesses) which constitutes a risk for public safety and order or for the business operations, or which otherwise requires safety, protection or clean-up measures pursuant to environmental law provisions, or which gives grounds to any liability of the Company under private law. No harmful environmental effects caused by the Company emanate from the leased real properties or businesses of the Company. The Company is in compliance with the prevailing environmental protection rules in the jurisdictions in which the Company exercises its business. Insofar as harmful environmental effects emanated in past years from the real property or businesses, or there was contamination to the environment, the Company has satisfied its corresponding duties with regard to provision of information and cooperation and has no liabilities or obligations relating thereto. To the Seller’s best knowledge, there are no past or present actions, activities, facts, circumstances, use, conditions, events or incidents relating to the Business or the Company or the Leased Real Property that could reasonably form the basis of any environmental claim, directly or indirectly, against the Company.

13.	EMPLOYEES AND BODIES, PENSIONS

13.1	Schedule 13.1 contains a true and complete list of the Employees of the Company including their job descriptions, date of birth, date of employment, annual base salaries, bonuses, special contractually agreed notice period and special dismissal protection. As at the date hereof, no written notice of termination of any Employee has been given and, to the Seller’s best Knowledge, no Employee has expressed the intention to terminate his or her employment with the Company. The Company does not employ temporary workers (Leiharbeitnehmer).

13.2	No free-lancer or consultant employed by the Company at any time prior to the Effective Date qualifies as an employee under Applicable Law, and no temporary worker has a right to demand employment by the Company.

13.3	The Company has not made any commitments regarding pensions (betriebliche Altersversorgung) under which it has any current obligations.

13.4	No works council (Betriebsrat) is established at the Company and the Company is not bound by any shop agreements (Betriebsvereinbarungen). To the best knowledge of the Seller, there is no works council in the process of being formed. Except as set out in Schedule 13.4, neither material company practices (betriebliche Übungen) causing additional costs to the Company in excess of EUR 5,000.00 p.a. per Employee nor material general statements (Gesamtzusagen) to Employees exist.

13.5	The Company is bound neither under any redundancy, work-sharing or short-time working schemes, nor by any restriction, other than under Applicable Law, as to the closure, downsizing or other restructuring affecting the workforce of the Business.

13.6	The Company is not a member of an employers’ association (Arbeitgeberverband) or, as at the date hereof, bound by any collective bargaining agreements (Tarifverträge).

13.7	Schedule 13.7 contains a complete and accurate list of all obligations existing as at the Effective Date of the Company to make payments in respect of deferred remuneration (aufgeschobene Gehaltsbestandteile), retirement bonuses (Ruhestandstantiemen), pro rata supplemental payment obligations (ratierlich aufgestockte Verpflichtungen) which become due for payment upon departure of an Employee from the Company, or similar obligations arising by virtue of law, contract or business practice and existing as at the Effective Date, which provide for payments or contributions to Employees or to former employees of the Company.

13.8	As at the date hereof, there are no disputes, material employee grievances or material disciplinary actions pending or, to the Seller’s knowledge, threatened between the Company and any of the Employees.

14.	INSURANCE POLICIES

14.1	Schedule 14.1(i) contains a complete and accurate list of insurance contracts with the Company, containing details in each case of the scope of insurance and the cover amount. The insurance policies are in force and have not been terminated. There are no circumstances which jeopardize the validity of the insurance cover; in particular, the Company is not in arrears with any premium payments. With the exception of the cases set out in Schedule 14.1(ii), as at the date hereof no pending insured events of loss or insured claims have occurred or been reported to the Company since the Reference Date.

14.2	In the two years preceding the date hereof, as at the date hereof no insurance company has terminated a material insurance policy owing to any change in assessed risk.

15.	TAXES

15.1	Save as set out otherwise in Schedule 15.1, the Company has prepared and submitted all self-assessment Tax returns, preliminary self-assessment returns and all other Tax-related declarations in accordance with applicable time limits. All other statutory reporting, declaration and levy obligations have at all times been complied with in accordance with applicable time limits.

15.2	Save as set out otherwise in Schedule 15.2, the Company has paid and/or retained all due Tax, including preliminary Tax payments, in accordance with applicable statutory provisions, and has paid these to the respective tax authority or other office.

16.	LEGAL DISPUTES

16.1	The Company has not instituted and, as at the date hereof, the Company is not involved, in any pending or threatened disputes, administrative proceedings or investigations, including proceedings before the tax authorities (“Legal Disputes”) nor, to the Seller’s best knowledge, are there any circumstances which could reasonably be expected to lead to such Legal Disputes.

16.2	As at the date hereof, the Company is not subject to any decisions, administrative acts or settlements which adversely affect or restrict it to a material degree in relation to any business transactions, the acquisition or sale of assets, competition or in the conduct of the Business.

17.	TRANSACTION RELATED FEES AND EXPENSES

The Company has no Unpaid Transaction Expenses.

18.	COMPLETENESS OF INFORMATION

The information provided by the Seller to the Buyer or its advisors prior to the date hereof with regard to the Business or the Company was to the Seller’s best knowledge substantially accurate in content and not misleading.

19.	ORDINARY COURSE OF BUSINESS

19.1	Since the Reference Date the business of the Company has been carried on in normal and ordinary course. Since such date there have been no unusual legal or commercial transactions and no event occurred which individually or jointly with other events has, to a material extent, adversely affected the balance sheet or profit situation of the Company on the basis of the Reference Date Accounts.

19.2	No customer or supplier agreements or relationships with the customers or suppliers listed in Schedule 8.2 have been terminated by the Company or as of the date hereof by the respective customer or supplier in writing since the Reference Date and no such termination is pending or has been threatened in writing. To the best knowledge of the Seller, none of these customers or suppliers has announced in writing to discontinue its business relationship with the Company or to materially reduce the scope of business conducted with the Company before the Effective Date.

* * * * *

EXHIBIT 11.1

BUYER’S AND CSCD’S WARRANTIES

The Buyer and CSCD hereby jointly and severally represent and warrant to the Seller in the form of a warranty (selbständiges Garantieversprechen) under § 311 (1) of the Civil Code that each of the Buyer’s Warranties contained herein is true, accurate, and not misleading as at the date hereof and on the Effective Date.

1.	CSCD SHARES

1.1	The Buyer is the beneficial and record owner of the CSCD Shares to be transferred to the Seller under the CSCD Share Transfer Agreement. As at the Effective Date (and after giving effect to the transfer of the CSCD Shares to the Seller pursuant to the CSCD Share Transfer Agreement), and subject only to the restrictions on transfer expressly set forth in the Agreement and the CSCD Share Transfer Agreement and for restrictions under applicable securities laws, the Buyer shall transfer all rights, ti-tle and interest in and to the CSCD Shares to the Seller, free and clear of any and all Encumbrances or other rights of third parties or defects of title (Rechtsmängel).

1.2	With the exception of the declarations of consent contained in, and granted pursuant to, the Agreement and for the instructions to CSCD’s transfer agent required under the CSCD Share Transfer Agreement, no further notices, filings, authorizations, approvals or consents are required in order for the Buyer to validly transfer all rights, title and interest in and to the CSCD Shares to the Seller pursuant to the CSCD Share Transfer Agreement.

1.3	Subject to the restrictions on transfer of the CSCD Shares expressly stated in the Agreement or the CSCD Share Transfer Agreement, and assuming Seller is not an “affiliate” of CSCD for purposes of Rule 144 promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), at any time within three (3) months prior to the transfer date, the CSCD Shares will become freely tradable by the Seller without any limitations on the volume or manner of sales thereof by the date twelve (12) months after the Effective Date.

2.	FINANCIAL CAPABILITY

2.1	The Buyer has and as of the Effective Date will have readily available funds to pay the Purchase Price in full in accordance with the Agreement. There are no financing conditions to the obligations of CSCD and the Buyer under the Purchase Agreement or any other documents contemplated to be executed and delivered by CSCD or the Buyer pursuant to the Agreement and the CSCD Share Transfer Agreement (such documents, the “Transaction Documents”).

3.	CSCD AND BUYER MATTERS

3.1	The Buyer has been duly incorporated and is validly existing under the laws of Germany. The Buyer is a wholly-owned subsidiary of CSCD, and no other person or entity has any direct or indirect ownership or voting interest (or any rights to acquire the same) in the Buyer. Schedule 3.1 contains a true and correct copy of the commercial register excerpt of the Buyer. CSCD is a corporation duly organized and validly existing under the laws of the State of Oregon. CSCD (a) has all requisite power and authority to carry on its business as it is now being conducted, and (b) is duly qualified or otherwise authorized to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and as-sets and the conduct of its business requires it to be so qualified or otherwise authorized, except where the failure to have to be so qualified or otherwise authorized would not reasonably be expected to have a material adverse effect on CSCD’s or the Buyers’ business, assets, liabilities, operations or financial condition, taken as a whole (a “CSCD Material Adverse Effect”).

3.2

CSCD and the Buyer have all requisite corporate or limited liability company power and authority to execute, deliver and perform their respective obligations under the Agreement and the CSCD Share Transfer Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by CSCD and the Buyer of their respective obligations under this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other similar action on the part of CSCD and the Buyer, as applicable, and no other action or proceeding on the part of CSCD or the Buyer is necessary to authorize the execution and delivery of, and the performance by CSCD or the Buyer of their respective obligations under, the Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Transaction Documents shall have been, duly executed and delivered by CSCD and/or the Buyer, as applicable, and, assuming due authorization and delivery by the Seller and any other parties thereto, this Agreement constitutes, and upon their execution each of the other Transaction Documents shall constitute, a valid and binding obligation of CSCD and the Buyer (to the extent a party thereto), enforceable against CSCD and the Buyer in accordance with their terms, subject only to limitations on enforceability under applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally and general principles of equity, and that specific performance may not be available in certain jurisdictions outside the United States.

3.3	The execution and delivery of this Agreement and the Transaction Documents by CSCD and the Buyer do not, and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or lapse of time, or both), conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of CSCD or the Buyer under, any provision of (i) the articles of incorporation, by-laws or other organizational or governing documents of CSCD or the Buyer, (ii) any agreement, lease, sublease, license, indenture, note, bond, loan, instrument, mort-gage, franchise, contract, commitment or other arrangement (each of the foregoing, a “Contract”) to which CSCD or the Buyer is a party or by which CSCD or the Buyer or their assets are or may be bound or (iii) any Applicable Law applicable to CSCD or the Buyer or their respective property or assets, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a CSCD Material Adverse Effect.

3.4	No consent or authorization or approval of, or registration, declaration, notice or filing with, any United States, German or other federal, state or local governmental, regulatory or administrative agency or any court, tribunal, or judicial or arbitral body (each, a “Governmental Authority”) is required to be obtained or made by CSCD or the Buyer in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

3.5	There are no claims, actions, suits, investigations or proceedings pending or, to the best knowledge of CSCD, threatened against CSCD or any of its affiliates (including the Buyer), their businesses or any of their respective properties before any Govern-mental Authority which in any manner challenges or seeks to prevent, alter or delay, or otherwise could affect the legality, validity or enforceability of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or that would reasonably be expected to have a CSCD Material Adverse Effect. Since December 31, 2012, to CSCD’s knowledge, neither CSCD nor the Buyer has been the subject of any material formal or informal material governmental inquiries or investigations or internal investigations or whistle-blower complaints affecting or involving the business of CSCD or the Buyer.

3.6	Immediately following the Closing and after giving effect to the transactions contemplated by the Agreement and the other Transaction Documents, each of CSCD and the Buyer will be Solvent. As used herein, “Solvent” means (a) the fair value of the property of the specified person or entity is greater than the total amount of liabilities, including, contingent liabilities, of such person or entity, (b) the present fair saleable value of the assets of such person or entity is not less than the amount that will be required to pay the probable liability of such Person on its debts as they be-come absolute and matured, (c) such person or entity does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature or come due and (d) such person or entity is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its assets or property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

3.7	Neither CSCD nor the Buyer has incurred any liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

3.8

CSCD is subject to the reporting requirements of Section 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (a) has filed all forms, reports and documents required to be filed by it with the Securities and Ex-change Commission (the “SEC”) since December 31, 2010 and

(b) has submitted electronically and posted on its corporate Web site every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the 12 months preceding the date hereof ((a) and (b) collectively, the “CSCD SEC Re-ports”). All CSCD SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There are no currently pending or unresolved (a) SEC staff comments with respect to any of CSCD’s public filings, activities or operations or (b) comments or notices or other material correspondence from NASDAQ, with respect to CSCD’s common stock.

3.9	Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the CSCD SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes there-to or, in the case of unaudited statements, as permitted by Form 10 Q of the SEC or other applicable rules of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of CSCD and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, and would not reasonably be expected to be material in amount).

3.10	The internal controls over financial reporting utilized of CSCD are designed to pro-vide reasonable assurance regarding the reliability of CSCD’s financial reporting and the preparation of CSCD’s financial statements. To the best knowledge of CSCD, there are no material weaknesses or significant deficiencies in the design or operations of CSCD’s internal controls over financial reporting. CSCD has implemented disclosure controls and procedures designed to ensure that material information relating to CSCD and its consolidated subsidiaries is made known to CSCD’s management by others within CSCD and its consolidated subsidiaries.

3.11	Since December 31, 2012, except as expressly contemplated by this Agreement, or specifically disclosed in any CSCD SEC Report filed since December 31, 2012 and prior to the date of the Agreement, there has not been any CSCD Material Adverse Effect.

3.12	Except as would not have a CSCD Material Adverse Effect, since December 31, 2010, (a) CSCD’s business has been conducted and continues to be in compliance in all material respects with all Applicable Laws applicable to CSCD or its business, and (b) CSCD has not received any written notice of any violation or alleged violation of any such Applicable Law.

3.13	The CSCD Shares comprising the Stock Purchase Price are (and upon and after the transfer thereof to the Seller will be) duly authorized, fully paid and non-assessable and will be issued to Buyer and (assuming the accuracy of the Seller’s representations and warranties as to its investment qualifications in Section 4 of the CSCD Share Transfer Agreement) so transferred to Seller in compliance with all applicable securities laws. Other than as set forth in the Agreement and the CSCD Share Transfer Agreement, there is no (and upon and after the transfer of the CSCD Shares to the Seller there will be no) outstanding option, warrant, right (including conversion and preemptive rights and rights of first refusal) of any person or entity with respect to the CSCD Shares. The common stock of CSCD is listed and traded on the NASDAQ Global Market, and CSCD is not aware of any facts or circumstances relating to CSCD or its business which reasonably could result in the suspension or termination of listing or trading of the common stock of CSCD on such exchange. Within 10 calendar days after the Closing, CSCD will file with NASDAQ OMX, pursuant to NASDAQ Stock Market Rule 5250(e)(1), a “Shares Outstanding Change Form” reporting the issuance of the Shares to the Buyer to serve as consideration for the acquisition of the Company by the Buyer.

3.14	No vote of any holders of any class or series of capital stock of or other equity interests in CSCD or the Buyer is necessary to approve the issuance of the CSCD Shares or the transfer thereof to the Seller pursuant to the CSCD Share Transfer Agreement.

3.15

None of CSCD nor any affiliate thereof (including the Buyer), nor any officer, director or agent of CSCD or any such subsidiary thereof, has directly or indirectly, offered, promised, authorized or made any illegal contribution, gift, bribe, rebate, pay-off, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services to: (i) influence an act or decision of that government official (including a decision not to act); (ii) induce such a person to use his or her influence to affect any government act or decision; (iii) obtain favorable treatment for CSCD or any affiliate of CSCD in securing business, (iv) pay for favorable treatment for CSCD or any affiliate of CSCD (v) obtain special concessions or for special concessions already obtained for CSCD or any affiliate of CSCD; or (vi) otherwise benefit CSCD or any affiliate of CSCD in violation of any Applicable Law. None of CSCD nor any affiliate thereof (including the Buyer), nor any officer, director or agent of CSCD or any affiliate thereof has (a) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value for the purpose of providing a benefit to CSCD or any affiliate thereof, or (c) established or maintained any fund or asset that has not been recorded in the books and records of CSCD or its subsidiaries.

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